Exhibit 99.1

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ENTERED 03/07/2019

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
PARKER DRILLING COMPANY, et al.,[1]	)	Case No. 18-36958 (MI)
)
Debtors.	)	(Jointly Administered)
)

ORDER CONFIRMING THE

AMENDED JOINT CHAPTER 11

PLAN OF REORGANIZATION OF PARKER

DRILLING COMPANY AND ITS DEBTOR AFFILIATES

The above-captioned debtors and debtors in possession (collectively, the “Debtors”),

having:2

a.

entered into that certain Restructuring Support Agreement, dated as of December 12, 2018 (as amended on January 28, 2019, and as further modified, supplemented, or otherwise amended from time to time in accordance with its terms, the “RSA”) to which that certain Backstop Commitment Agreement, dated as of December 12, 2018 is attached as Exhibit C thereto (as amended on January 28, 2019, and as further modified, supplemented, or otherwise amended from time to time in accordance with its terms, the “Backstop Commitment Agreement”), which set forth the terms of a consensual financial restructuring of the Debtors and a new equity capital investment pursuant to the Rights Offering;

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Parker Drilling Company (8660); 2M-TEK, Inc. (1761); Anachoreta, Inc. (3667); Pardril, Inc. (4469); Parker Aviation Inc. (6372); Parker Drilling Arctic Operating, LLC (6834); Parker Drilling Company of Niger (4204); Parker Drilling Company North America, Inc. (6381); Parker Drilling Company of Oklahoma Incorporated (8949); Parker Drilling Company of South America, Inc. (0657); Parker Drilling Management Services, Ltd. (7200); Parker Drilling Offshore Company, LLC (9092); Parker Drilling Offshore USA, L.L.C. (1469); Parker North America Operations, LLC (1180); Parker Technology, Inc. (6599); Parker Technology, L.L.C. (1875); Parker Tools, LLC (8864); Parker-VSE, LLC (2282); Quail USA, LLC (8885); and Quail Tools, L.P. (1471). The Debtors’ service address is: 5 Greenway Plaza, Suite 100, Houston, Texas 77046.

[2]

Capitalized terms used but not otherwise defined herein have the meanings given to them in the Amended Joint Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates, attached hereto as Exhibit A (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof and this Confirmation Order, and including all exhibits and supplements thereto, the “Plan”). The rules of interpretation set forth in Article I.B of the Plan apply to the Confirmation Order.

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b.

commenced, on December 12, 2018 (the “Petition Date”), these chapter 11 cases (these “Chapter 11 Cases”) by filing voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Local Rules”);

c.	continued to operate their businesses and manage their properties as debtors in possession in accordance with sections 1107(a) and 1108 of the Bankruptcy Code;

d.

filed on the Petition Date (i) the Debtors’ Emergency Motion for Entry of an Order Scheduling Hearings and Objection Deadlines with Respect to the Debtors’ Disclosure Statement and Plan Confirmation [Docket No. 20];

e.

filed on the Petition Date (i) the Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 17] and (ii) the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 21];

f.

filed on the Petition Date the Debtors’ Motion for Entry of an Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation and Notice Procedures with Respect to Confirmation of the Debtors’ Proposed Joint Plan of Reorganization, (III) Approving the Forms of Ballots and Notices in Connection Therewith, (IV) Approving the Rights Offering Procedures and Related Materials, (V) Scheduling Certain Dates with Respect Thereto, and (VI) Granting Related Relief [Docket No. 22];

g.

obtained on December 13, 2018, entry of the Order Scheduling Hearings and Objection Deadlines with Respect to the Debtors’ Disclosure Statement and Plan Confirmation [Docket No. 68] (the “Scheduling Order”);

h.

filed on January 21, 2019, (i) the Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 297] and (ii) the Disclosure Statement for the Amended Joint Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 298];

i.

filed on January 23, 2019, a further revised Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 309] and a further revised Disclosure Statement for the Amended Joint Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 310] (the “Disclosure Statement”);

j.

obtained on January 23, 2019, entry of the Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation and Notice Procedures with Respect to Confirmation of the Debtors’ Second Amended Joint Plan of Reorganization, (III) Approving the Forms of Ballots and Notices in Connection Therewith, (IV) Approving the Rights Offering Procedures and Related Materials,

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(V) Scheduling Certain Dates with Respect Thereto, and (VI) Granting Related Relief [Docket No. 312] (the “Disclosure Statement Order”) approving the Disclosure Statement, related solicitation procedures (the “Solicitation Procedures”), Rights Offering Procedures, and related notices, forms, and ballots (collectively, the “Solicitation Packages”);

k.

caused the Solicitation Packages and notice of the Confirmation Hearing and the deadline for objecting to confirmation of the Plan to be distributed beginning on or about January 25, 2019 (the “Solicitation Date”), in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Procedures for Complex Chapter 11 Bankruptcy Cases for the U.S. Bankruptcy Court for the Southern District of Texas, the Disclosure Statement Order, and the Solicitation Procedures, as evidenced by the Affidavit of Service of Solicitation Materials [Docket No. 339] (the “Solicitation Affidavit”);

l.

caused notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) to be published in the Houston Chronicle and the Wall Street Journal (national edition) on January 25, 2019, and in USA Today (national edition) on January 28, 2019 [Docket Nos. 328-330] (the “Publication Affidavit”);

m.

filed on February 12, 2019, the Plan Supplement for the Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 355] (as may have been subsequently modified, supplemented, or otherwise amended from time to time, the “Plan Supplement”);

n.

filed on February 25, 2019, the Declaration of James Daloia of Prime Clerk LLC Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 400] (the “Voting Report”);

o.	filed on February 25, 2019, the Notice of Filing of Amended Plan Supplement [Docket No. 402] (the “Amended Plan Supplement”);

p.

filed on February 28, 2019, the Debtors’ Memorandum of Law in Support of Confirmation of the Amended Joint Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 420] (the “Confirmation Brief”);

q.

filed on February 28, 2019, the Declaration of David M. Cunningham in Support of Confirmation of the Amended Joint Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 422];

r.

filed on February 28, 2019, the Declaration of Bassam J. Latif in Support of Confirmation of the Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 423]; and

s.

filed on February 28, 2019, the Declaration of Michael W. Sumruld, Senior Vice President and Chief Financial Officer of Parker Drilling Company in Support of Confirmation of the Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 424].

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The Court having:

a.	entered the Scheduling Order on December 13, 2018;

b.	entered the Disclosure Statement Order on January 23, 2019;

c.

set February 22, 2019, at 4:00 p.m. (prevailing Central Time) as the deadline for voting on the Plan (the “Voting Deadline”) and deadline for filing objections to confirmation of the Plan (the “Objection Deadline”);

d.

set March 5, 2019, at 2:30 p.m. (prevailing Central Time) as the date and time for the commencement of the Confirmation Hearing in accordance with Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

e.

reviewed the Plan, the Disclosure Statement, the Solicitation Affidavit, the Publication Affidavit, the Confirmation Brief, the Voting Report, and all pleadings, exhibits, statements, responses, and comments regarding Confirmation, including all objections, statements, and reservations of rights filed by parties in interest on the docket of these Chapter 11 Cases;

f.	held the Confirmation Hearing;

g.	heard the statements and arguments made by counsel in respect of Confirmation;

h.	considered all oral representations, live testimony, proffered testimony, exhibits, documents, filings, and other evidence presented at the Confirmation Hearing;

i.	entered rulings on the record at the Confirmation Hearing (the “Confirmation Ruling”);

j.

overruled (i) any and all objections to the Plan and to Confirmation, except as otherwise stated or indicated on the record, and (ii) all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated; and

k.	taken judicial notice of all papers and pleadings filed in the Chapter 11 Cases.

NOW, THEREFORE, after due deliberation thereon and good cause appearing therefor,

the Court hereby makes and issues the following findings of fact, conclusions of law, and order:

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I. FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED

THAT:

A.	Findings and Conclusions.

1. The findings and conclusions set forth herein and on the record at the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.	Jurisdiction and Venue.

2. Venue in this Court was proper as of the Petition Date and continues to be proper under 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Court has subject matter jurisdiction over this matter under 28 U.S.C. § 1334. The Court has exclusive jurisdiction to (a) determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed and (b) enter a final order with respect thereto.

C.	Eligibility for Relief.

3. The Debtors were and continue to be entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Commencement and Joint Administration of the Chapter 11 Cases.

4. On the Petition Date, the Debtors commenced the Chapter 11 Cases. On the Petition Date, the Court entered the Order (I) Directing Joint Administration of the Chapter 11 Cases and (II) Granting Related Relief [Docket No. 41] in accordance with Bankruptcy Rule 5(b).

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Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

E.	No Appointment of a Trustee or Committee.

5. No request for appointment of a trustee has been made in the Chapter 11 Cases and no trustee has been appointed in these Chapter 11 Cases. No statutory committee of unsecured creditors has been appointed pursuant to section 1102 of the Bankruptcy Code in these Chapter 11 Cases.

F.	Appointment of Examiner.

6. On February 20, 2019, Barings, LLC (together with its affiliates, collectively, “Barings”) filed a motion seeking the appointment of an examiner pursuant to section 1104(c) of the Bankruptcy Code. On February 25, the Court entered the Order Directing Appointment of Examiner [Docket No. 411], which ordered the U.S. Trustee to appoint an examiner to conduct a limited investigation regarding: (i) whether the Debtors or the Consenting Stakeholders improperly excluded Barings from participating in these Chapter 11 Cases (either pre-petition or post-petition); and (ii) whether Barings is estopped from arguing against certain allegedly improper Plan provisions by proposing that Barings be allowed to reap the benefits of those same provisions. On February 28, 2019, the U.S. Trustee filed a motion to appoint Sylvia Mayer as examiner [Docket No. 416]. The Court approved the U.S. Trustee’s motion to appoint Sylvia Mayer as examiner on February 28, 2019 [Docket No. 417].

G.	Plan Supplement.

7. On February 12, 2019, the Debtors filed the Plan Supplement with the Court. The Plan Supplement (including as subsequently modified, supplemented, or otherwise amended pursuant to a filing with the Court), complies with the terms of the Plan, and the Debtors provided good and proper notice of the filing in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Disclosure Statement Order, and the facts and circumstances of these Chapter 11 Cases. No other or further notice is or will be required with respect to the Plan Supplement.

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8. On February 25, 2019, the Debtors filed the Amended Plan Supplement which includes an updated Assumed Executory Contracts and Unexpired Leases List.

9. The Debtors shall file an additional amendment to the Plan Supplement that includes substantially final forms of the Exit Facility Credit Agreement and the Intercreditor Agreement upon reaching terms that are mutually agreeable to the Debtors and the Exit Facility Agent as required by the Exit Facility Commitment Letter. For the avoidance of doubt, such final forms of the Exit Facility Credit Agreement and the Intercreditor Agreement must also be reasonably acceptable to the Required Consenting Stakeholders as required by the RSA, the Backstop Commitment Agreement, and the Plan.

H.	Modifications to the Plan.

10. Pursuant to section 1127 of the Bankruptcy Code, any modifications to the Plan described or set forth in this Confirmation Order constitute technical or clarifying changes, changes with respect to particular Claims by agreement with Holders of such Claims, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest under the Plan. These modifications are consistent with the disclosures previously made pursuant to the Disclosure Statement and solicitation materials served pursuant to the Disclosure Statement Order, and notice of these modifications was adequate and appropriate under the facts and circumstances of these Chapter 11 Cases. In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that Holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

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11. On January 28, 2019, the Debtors amended the Backstop Commitment Agreement and the RSA. Such amendments do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code.

12. Accordingly, the Plan is properly before this Court and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.

I.	Objections Overruled.

13. Any resolution or disposition of objections to Confirmation explained or otherwise ruled upon by the Court on the record at the Confirmation Hearing is hereby incorporated by reference. All unresolved objections, statements, and reservations of rights are hereby overruled on the merits.

J.	Disclosure Statement Order.

14. On January 23, 2019, the Court entered the Disclosure Statement Order, which, among other things, fixed February 22, 2019, at 4:00 p.m. (prevailing Central Time), as the Voting Deadline and the Objection Deadline.

K.	Transmittal and Mailing of Materials; Notice.

15. As evidenced by the Solicitation Affidavit, the Publication Affidavit, and the Voting Report, the Debtors provided due, adequate, and sufficient notice of the Plan, the Disclosure Statement, the Disclosure Statement Order, the Solicitation Packages, the Confirmation Hearing Notice, the Plan Supplement, and all of the other materials distributed by the Debtors in connection with Confirmation in compliance with the Bankruptcy Code, Bankruptcy Rules, including Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b), the Local Rules, and the procedures set forth in the Disclosure Statement Order. The Debtors provided due, adequate, and

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sufficient notice of the Voting Deadline and the Objection Deadline, the Confirmation Hearing (as may be continued from time to time), and any applicable bar dates and hearings described in the Disclosure Statement Order in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Disclosure Statement Order. No other or further notice is or shall be required.

L.	Solicitation.

16. The Debtors solicited votes for acceptance and rejection of the Plan in good faith, and such solicitation complied with sections 1125 and 1126, and all other applicable sections, of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Disclosure Statement Order, the Local Rules, and all other applicable rules, laws, and regulations.

M.	Voting Report.

17. The Voting Report was admitted into evidence during the Confirmation Hearing without objection. The procedures used to tabulate ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable rules, laws, and regulations.

18. As set forth in the Plan and the Disclosure Statement, Holders of Claims or Interests in Classes 4, 5, 9, and 10 (collectively, the “Voting Classes”) were eligible to vote to accept or reject the Plan in accordance with the Solicitation Procedures. Holders of Claims in Classes 1, 2, 6, and 8 (collectively, the “Deemed Accepting Classes”) are Unimpaired and conclusively presumed to accept the Plan and, therefore, did not vote to accept or reject the Plan. Holders of Claims in Class 7 are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled and released), and, in either event, are not entitled to vote to accept or reject the Plan.3

[3]

Because the Existing ABL Credit Agreement was terminated in connection with the filing of the Chapter 11 Cases, Class 3, which previously contained the Claims arising under the Existing ABL Credit Agreement, was eliminated from the Plan.

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19. As evidenced by the Voting Report, all Voting Classes voted to accept the Plan.

N.	Bankruptcy Rule 3016.

20. The Plan and all modifications thereto are dated and identify the Entities submitting them, thereby satisfying Bankruptcy Rule 3016(a). The Debtors appropriately filed the Disclosure Statement and Plan with the Court, thereby satisfying Bankruptcy Rule 3016(b). The injunction, release, and exculpation provisions in the Disclosure Statement and Plan describe, in bold font and with specific and conspicuous language, all acts to be enjoined and identify the Entities that will be subject to the injunction, thereby satisfying Bankruptcy Rule 3016(c).To the extent of any conflict between the Disclosure Statement, the Plan and this Order, this Order controls.

O.	Burden of Proof.

21. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) of the Bankruptcy Code by a preponderance of the evidence, the applicable evidentiary standard for Confirmation. Each witness who testified on behalf of the Debtors in connection with the Confirmation Hearing was credible, reliable, and qualified to testify as to the topics addressed in his testimony.

P.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code.

22. The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows:

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i.	Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

23. The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123, as required by section 1129(a)(1) of the Bankruptcy Code.

a.	Sections 1122 and 1123(a)(1)—Proper Classification.

24. The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. In accordance with sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests at each Debtor into Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims, which are addressed in Article II of the Plan and Unimpaired, and are required not to be designated as separate Classes by section 1123(a)(1) of the Bankruptcy Code). Valid business, factual, and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications were not implemented for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests.

25. In accordance with section 1122(a) of the Bankruptcy Code, each Class of Claims or Interests contains only Claims or Interests substantially similar to the other Claims or Interests within that Class. Accordingly, the Plan satisfies the requirements of sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code.

b.	Section 1123(a)(2)—Specification of Unimpaired Classes.

26. Article III of the Plan specifies that Claims and Interests in the Deemed Accepting Classes are Unimpaired under the Plan. In addition, Article II of the Plan specifies that Administrative Claims and Priority Tax Claims are Unimpaired, although the Plan does not classify these Claims. Accordingly, the Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

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c.	Section 1123(a)(3)—Specification of Treatment of Voting Classes.

27. Article III of the Plan specifies the treatment of each Voting Class under the Plan. Accordingly, the Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.

d.	Section 1123(a)(4)—No Discrimination.

28. Article III of the Plan provides the same treatment to each Claim or Interest in any particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. Accordingly, the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

e.	Section 1123(a)(5)—Adequate Means for Plan Implementation.

29. The Plan and the various documents and forms of agreement included in the Plan Supplement provide adequate and proper means for the Plan’s execution and implementation, including: (a) the restructuring of the Debtors’ balance sheet and other financial transactions provided for by the Plan; (b) the New Organizational Documents; (c) the consummation of the transactions contemplated by the Plan, the RSA, and the Backstop Commitment Agreement; (d) the consummation of the corporate reorganization contemplated by the Plan and the RSA; (e) the authorization, issuance, and distribution of the New Second Lien Term Loan, the Exit Facility, the New Common Stock (including the Rights Offering Shares), and the New Warrants; (f) the execution, delivery, filing, or recording of all contracts, instruments, releases, and other agreements or documents in furtherance of the Plan; (g) the cancellation of certain existing agreements, obligations, instruments, and Interests; (h) the continuance of certain agreements, obligations, and instruments; and (i) the vesting of the assets of the Debtors’ Estates in the Reorganized Debtors. Accordingly, the Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

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f.	Section 1123(a)(6)—Non-Voting Equity Securities.

30. The New Organizational Documents and the Plan prohibit the issuance of non-voting securities as of the Effective Date. Accordingly, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

g.	Section 1123(a)(7)—Directors, Officers, and Trustees.

31. On the Effective Date, the term of the current members of the boards of directors of the Debtors shall expire, and the initial boards of directors, including the Reorganized Parker Board, as well as the officers of each of the Reorganized Debtors, shall be appointed in accordance with the New Organizational Documents and other constituent documents of each Reorganized Debtor. The manner in which the officers and directors were selected is consistent with the interests of Holders of Claims and Interests and public policy. Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

ii.	Section 1123(b)—Discretionary Contents of the Plan.

32. The Plan contains various provisions that may be construed as discretionary but not necessary for Confirmation under the Bankruptcy Code. Any such discretionary provision complies with section 1123(b) of the Bankruptcy Code and is not inconsistent with the applicable provisions of the Bankruptcy Code. Thus, the Plan satisfies section 1123(b).

a.	Impairment/Unimpairment of Any Class of Claims or Interests.

33. Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims or Interests, as contemplated by section 1123(b)(1) of the Bankruptcy Code.

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b.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

34. Article V of the Plan provides for the assumption of the Debtors’ Executory Contracts and Unexpired Leases as of the Effective Date, unless such Executory Contract or Unexpired Lease is listed on the Schedule of Rejected Executory Contracts or Unexpired Leases, if any.

c.	Compromise and Settlement.

35. In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. Such compromise and settlement is the product of extensive arm’s-length, good faith negotiations that, in addition to the Plan, resulted in the execution of the RSA and Backstop Commitment Agreement, which documents represent a fair and reasonable compromise of all Claims, Interests, and controversies and entry into which represented a sound exercise of the Debtors’ business judgment and the Debtors’ assumption of such agreements are approved. Such compromise and settlement is fair, equitable, and reasonable and in the best interests of the Debtors and their Estates.

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36. The releases4 of the Debtors’ directors and officers are an integral component of the settlements and compromises embodied in the Plan. The Debtors’ directors and officers: (a) made substantial and valuable contributions to the Debtors’ restructuring and the Estates, including extensive pre- and post-Petition Date negotiations with stakeholders, and ensured the uninterrupted operation of the Debtors’ businesses during the Chapter 11 Cases; (b) invested significant time and effort to make the restructuring a success and preserve the value of the Debtors’ estates in a challenging operating environment; (c) attended and, in certain instances, testified at Court hearings; (d) attended numerous board meetings related to the restructuring and directed the restructuring negotiations that led to the RSA, the Backstop Commitment Agreement, and the Plan; (e) are entitled to indemnification from the Debtors under applicable law, organizational documents, and agreements; (f) invested significant time and effort in the preparation of the Plan, Disclosure Statement, all support analyses, and the numerous other pleadings filed in the Chapter 11 Cases, thereby ensuring the smooth administration of the Chapter 11 Cases; and (g) are entitled to all other benefits under any employment contracts with the Debtors. It would be a distraction to the Debtors’ business and restructuring and would decrease rather than increase the value of the Estates if the Debtors were to pursue litigation against their directors and officers. The releases of the Debtors’ directors and officers contained in the Plan have the consent of the Debtors and the Releasing Parties and are in the best interests of the Estates.

37. Similarly, the releases of the Consenting Stakeholders are an integral component of the settlements and compromises embodied in the Plan. Among other things, the Consenting Stakeholders have agreed to equitize a significant portion of their Claims and backstop the Rights Offering in order to significantly deleverage the Debtors’ prepetition capital structure and provide additional liquidity. Moreover, the releases in favor of the Consenting Stakeholders were a necessary element of consideration that the Consenting Stakeholders required before entering into the RSA and agreeing to support the Plan. It would be a distraction to the Debtors’ business and

[4]

As announced at the Confirmation Hearing, the releases described in the plan are subject to exceptions relating to fraud, intentional misconduct and gross negligence. Paragraphs 89 and 91 control the extent of the releases, notwithstanding any contrary description in the plan or this Order. Paragraph 96 establishes a gatekeeping function for this Court to determine whether any claim meets the requirements of paragraphs 89 and 91.

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restructuring and would decrease rather than increase the value of the Debtors’ Estates if the Debtors were to pursue litigation against the Consenting Stakeholders. The releases of the Consenting Stakeholders contained in the Plan have the consent of the Debtors and the Releasing Parties and are in the best interests of the Debtors’ Estates.

d.	Debtor Release.

38. The releases of Claims and Causes of Action by the Debtors described in Article VIII.B of the Plan in accordance with section 1123(b) of the Bankruptcy Code (the “Debtor Release”) represent a valid exercise of the Debtors’ business judgment under Bankruptcy Rule 9019. The Debtor Release is fair and equitable and complies with the absolute priority rule.

39. The Debtor Release is an integral part of the Plan and is in the best interests of the Debtors’ Estates as a component of the comprehensive settlement implemented under the Plan. The probability of success in litigation with respect to the released claims and Causes of Action, when weighed against the costs, supports the Debtor Release. Holders of Claims and Interests entitled to vote have overwhelmingly voted in favor of the Plan, including the Debtor Release. The Plan, including the Debtor Release, was negotiated before and after the Petition Date by sophisticated parties represented by able counsel and advisors, including the Consenting Stakeholders. The Debtor Release is therefore the result of a hard fought and arm’s-length negotiation process conducted in good faith.

40. The Debtor Release appropriately offers protection to parties that participated in the Debtors’ restructuring process. Each of the Released Parties made significant concessions and contributions to these Chapter 11 Cases. The Debtor Release for the Debtors’ directors and officers is appropriate because the Debtors’ directors and officers share an identity of interest with the Debtors, supported the Plan and these Chapter 11 Cases, actively participated in meetings, hearings, and negotiations during these Chapter 11 Cases, and have provided other valuable

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consideration to the Debtors to facilitate the Debtors’ reorganization. The Debtor Release for the Consenting Stakeholders party to the RSA (which has broad support of parties across the Debtors’ capital structure) is appropriate because the Consenting Stakeholders have agreed to equitize a significant portion of their Claims and backstop the Rights Offering in order to significantly deleverage the Debtors’ prepetition capital structure and provide additional liquidity.

41. The scope of the Debtor Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases. The Debtor Release is appropriate in light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Plan.

e.	Release by Holders of Claims and Interests.

42. The release by the Releasing Parties (the “Third Party Release”), set forth in Article VIII.C of the Plan, is an essential provision of the Plan. The Third Party Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims and Causes of Action released by the Third Party Release; (c) materially beneficial to, and in the best interests of, the Debtors, their Estates, and their stakeholders, and is important to the overall objectives of the Plan to finally resolve certain Claims among or against certain parties in interest in these Chapter 11 Cases; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released by the Third Party Release against any of the Released Parties; and (g) consistent with sections 105, 524, 1123, 1129, and 1141 and other applicable provisions of the Bankruptcy Code.

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43. The Third Party Release is an integral part of the Plan. Like the Debtor Release, the Third Party Release facilitated participation in both the Debtors’ Plan and the chapter 11 process generally. The Third Party Release was critical to incentivizing parties to support the Plan and preventing significant and time-consuming litigation regarding the parties’ respective rights and interests. The Third Party Release was a core negotiation point in connection with the RSA and instrumental in developing a Plan that maximized value for all of the Debtors’ stakeholders. As such, the Third Party Release appropriately offers certain protections to parties who constructively participated in the Debtors’ restructuring process by, among other things, supporting the Plan.

44. The Third Party Release is consensual as to all parties in interest (and, without limitation, the beneficial holders of Class 4 and Class 5 Claims), including all Releasing Parties, and such parties in interest (and, without limitation, the beneficial holders of Class 4 and Class 5 Claims) were provided notice of the chapter 11 proceedings, the Plan, the deadline to object to confirmation of the Plan, and the Confirmation Hearing and were properly informed that all Holders of Claims against or Interests in the Debtors that did not check the “Opt Out” box on the applicable Ballot or Opt Out Form, returned in advance of the Voting Deadline would be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties. Additionally, the release provisions of the Plan were conspicuous, emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, and the applicable notices.

45. The scope of the Third Party Release is appropriately tailored under the facts and circumstances of these Chapter 11 Cases, and parties in interest (and, without limitation, the beneficial holders of Class 4 and Class 5 Claims) received due and adequate notice of the Third Party Release. Among other things, the Plan and the Disclosure Statement provide appropriate and specific disclosure with respect to the Entities, Claims, and Causes of Action that are subject to the Third Party Release, and no other disclosure is necessary. As evidenced by the Solicitation

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Affidavit and Publication Affidavit, the Debtors provided sufficient notice of the Third Party Release, including by providing actual notice to all known parties in interest (and, without limitation, the beneficial holders of Class 4 and Class 5 Claims), including all known Holders of Claims against, and Interests in (and, without limitation, the beneficial holders of Class 4 and Class 5 Claims), any Debtor and publishing notice in national and local publications for the benefit of unknown parties in interest, and no further or other notice is necessary. The Third Party Release is designed to provide finality for the Debtors, the Reorganized Debtors and the Released Parties regarding the parties’ respective obligations under the Plan.

46. The Third Party Release is specific in language, integral to the Plan, and given for adequate consideration. The Releasing Parties were given due and adequate notice of the Third Party Release, and thus the Third Party Release is consensual under controlling precedent as to those Releasing Parties that did not elect to opt out of granting the Third Party Release. In light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Third Party Release to the Plan, the Third Party Release is appropriate.

f.	Exculpation.

47. The exculpation provisions set forth in Article VIII.D of the Plan are essential to the Plan. The record in these Chapter 11 Cases fully supports the exculpation and the exculpation provisions set forth in Article VIII.D of the Plan, which are appropriately tailored to protect the Exculpated Parties from inappropriate litigation and to exclude actions determined by Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

g.	Injunction.

48. The injunction provisions set forth in Article VIII.E of the Plan are essential to the Plan and are necessary to preserve and enforce the discharge, Debtor Release, the Third Party Release, and the exculpation provisions set forth in Article VIII.B, VIII.C, and VIII.D of the Plan. The injunction provisions are appropriately tailored to achieve those purposes.

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h.	Preservation of Claims and Causes of Action.

49. Article IV.T of the Plan appropriately provides for the preservation by the Debtors of certain Causes of Action in accordance with section 1123(b) of the Bankruptcy Code. Causes of Action not released by the Debtors or exculpated under the Plan will be retained by the Reorganized Debtors as provided by the Plan. The Plan is sufficiently specific with respect to the Causes of Action to be retained by the Debtors, and the Plan and Plan Supplement provide meaningful disclosure with respect to the potential Causes of Action that the Debtors may retain, and all parties in interest received adequate notice with respect to such retained Causes of Action. The provisions regarding Causes of Action in the Plan are appropriate and in the best interests of the Debtors, their respective Estates, and Holders of Claims or Interests. For the avoidance of any doubt, Causes of Action released or exculpated under the Plan will not be retained by the Reorganized Debtors.

iii.	Section 1123(d)—Cure of Defaults.

50. Article V.C of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. Any monetary defaults under each Assumed Executory Contract or Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, or as soon as reasonably practicable thereafter, subject to the limitations described in Article V.C of the Plan, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Any disputed cure amounts will be determined in accordance with the procedures set forth in Article V.C of the Plan, and applicable bankruptcy and nonbankruptcy law. As such, the Plan provides that the

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Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with respect to assumed Executory Contracts and Unexpired Leases in accordance with section 365(b)(1) of the Bankruptcy Code. On February 12, 2019, the Debtors filed the Assumed Executory Contracts and Unexpired Leases List, which listed a proposed cure amount, based on the Debtors’ books and records, for each Executory Contract and Unexpired Lease to be assumed. On February 25, 2019, the Debtors filed an amended Executory Contracts and Unexpired Leases List. As soon as was reasonably practicable after filing each list, the Debtors served sufficient notice on the counterparties to such Executory Contracts and Unexpired Leases. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

iv.	Section 1129(a)(2)—Compliance of the Debtors and Others with the Applicable Provisions of the Bankruptcy Code.

51. The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, and 1128, and Bankruptcy Rules 3017, 3018, and 3019.

52. The Debtors and their agents solicited votes to accept or reject the Plan after the Court approved the adequacy of the Disclosure Statement, pursuant to section 1125(a) of the Bankruptcy Code and the Disclosure Statement Order.

53. The Debtors and their agents have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e), and in a manner consistent with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable rules, laws, and regulations and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article VIII.D of the Plan.

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54. The Debtors, the Debtors’ directors and officers, and the Debtors’ respective agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made thereunder, so long as such distributions are made consistent with and pursuant to the Plan.

v.	Section 1129(a)(3)—Proposal of Plan in Good Faith.

55. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan “in good faith and not by any means forbidden by law.”5 In determining that the Debtors have proposed the Plan in good faith, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement, the hearing on the Disclosure Statement, and the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases.

56. The Plan is the product of good faith, arm’s-length negotiations by and among the Debtors, the Debtors’ directors and officers, and the Consenting Stakeholders. Consistent with the overriding purpose of chapter 11, the Debtors filed these Chapter 11 Cases, and proposed the Plan, with the legitimate purpose of allowing the Debtors to maximize stakeholder value. The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure

[5]	11 U.S.C. § 1129(a)(3).

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Statement, the Disclosure Statement Hearing, the record of the Confirmation Hearing, and all the other proceedings held in these Chapter 11 Cases and before the Court. Further, the Plan’s classification, indemnification, exculpation, release, settlement, and injunctive provisions, including Article VIII.A–I of the Plan, have been negotiated in good faith and at arm’s length, consistent with sections 105, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code and Bankruptcy Rule 9019.

vi.	Section 1129(a)(4)—Court Approval of Certain Payments as Reasonable.

57. Any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan, for services or costs and expenses in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable. Accordingly, the Plan satisfies the requirements of section 1129(a)(4).

vii.	Section 1129(a)(5)—Disclosure of Directors and Officers and Consistency with the Interests of Creditors and Public Policy.

58. The Reorganized Debtors’ initial directors and officers have been disclosed prior to the Confirmation Hearing. The proposed officers and directors for the Reorganized Debtors are qualified, and their appointment to, or continuance in, such roles is consistent with the interests of Holders of Claims and Interests and with public policy. Accordingly, the Plan, in conjunction with the Plan Supplement, satisfies the requirements of section 1129(a)(5).

viii.	Section 1129(a)(6)—Rate Changes.

59. The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and therefore will not require governmental regulatory approval. Therefore, section 1129(a)(6) of the Bankruptcy Code does not apply to the Plan.

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ix.	Section 1129(a)(7)—Best Interests of Holders of Claims and Interests.

60. The evidence in support of the Plan that was proffered or adduced at the Confirmation Hearing, and the facts and circumstances of these Chapter 11 Cases, establish that each Holder of Allowed Claims or Interests in each Class will recover as much or more value under the Plan on account of such Claim or Interest, as of the Effective Date, than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code or has accepted the Plan. As a result, the Debtors have demonstrated that the Plan is in the best interests of their creditors and equity holders and the requirements of section 1129(a)(7) of the Bankruptcy Code are satisfied.

x.	Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Certain Voting Classes.

61. The Plan satisfies section 1129(a)(8) of the Bankruptcy Code. The Deemed Accepting Classes (Classes 1, 2, 3, 6, and 8) are Unimpaired under the Plan and are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Classes 4, 5, 9, and 10 are the Impaired Classes entitled to vote on the Plan, each of which voted to accept the Plan. Holders of Claims in Class 7 are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled and released), and, in either event, are not entitled to vote to accept or reject the Plan.

xi.	Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

62. The treatment of Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims under Article II of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

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xii.	Section 1129(a)(10)—Acceptance by at Least One Voting Class.

63. As set forth in the Voting Report, all Voting Classes overwhelmingly voted to accept the Plan. As such, there is at least one Voting Class that has accepted the Plan, determined without including any acceptance of the Plan by any insider (as defined by the Bankruptcy Code), for each Debtor. Accordingly, the requirements of section 1129(a)(10) of the Bankruptcy Code are satisfied.

xiii.	Section 1129(a)(11)—Feasibility of the Plan.

64. The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence supporting the Plan proffered or adduced by the Debtors at or before the Confirmation Hearing: (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (b) has not been controverted by other persuasive evidence; (c) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization; (d) establishes that the Debtors will have sufficient funds available to meet their obligations under the Plan—including sufficient amounts of Cash to reasonably ensure payment of Allowed Claims that will receive Cash distributions pursuant to the terms of the Plan and the funding of the Professional Fee Escrow Account and other Cash payments required under the Plan; and (e) establishes that the Debtors or the Reorganized Debtors, as applicable, will have the financial wherewithal to pay any Claims that accrue, become payable, or are allowed by Final Order following the Effective Date. Accordingly, the Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

xiv.	Section 1129(a)(12)—Payment of Statutory Fees.

65. Article XII.D of the Plan provides that all fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Court at the Confirmation Hearing in accordance with section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction of a quarter) until these Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first. Accordingly, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

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xv.	Section 1129(a)(13)—Retiree Benefits.

66. Pursuant to section 1129(a)(13) of the Bankruptcy Code, and as provided in Article IV.S of the Plan, the Reorganized Debtors will continue to pay all obligations on account of retiree benefits (as such term is used in section 1114 of the Bankruptcy Code) on and after the Effective Date in accordance with applicable law. As a result, the requirements of section 1129(a)(13) of the Bankruptcy Code are satisfied.

xvi.	Sections 1129(a)(14), (15), and (16)—Domestic Support Obligations, Individuals, and Nonprofit Corporations.

67. The Debtors do not owe any domestic support obligations, are not individuals, and are not nonprofit corporations. Therefore, sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases.

xvii.	Section 1129(c)—Only One Plan.

68. Other than the Plan (including previous versions thereof), no other plan has been filed in these Chapter 11 Cases. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code are satisfied.

xviii.	Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes or Section 5 of the Securities Act.

69. No Governmental Unit has requested that the Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. As evidenced by its terms, the principal purpose of the Plan is not such avoidance. Accordingly, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.

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xix.	Section 1129(e)—Not Small Business Cases.

70. These Chapter 11 Cases are not small business cases, and accordingly, section 1129(e) of the Bankruptcy Code does not apply to these Chapter 11 Cases.

xx.	Satisfaction of Confirmation Requirements.

71. Based upon the foregoing and all other pleadings and evidence proffered or adduced at or prior to the Confirmation Hearing, the Plan and the Debtors, as applicable, satisfy all the requirements for plan confirmation set forth in section 1129 of the Bankruptcy Code.

xxi.	Good Faith.

72. The Debtors and their respective directors, officers, management, counsel, advisors, and other agents have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal. Accordingly, the Debtors or the Reorganized Debtors, as appropriate, and their respective officers, directors, and advisors have been, are, and will continue to act in good faith if they proceed to: (a) consummate the Plan, the Restructuring Transactions, and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed or contemplated by this Confirmation Order. Therefore, the Plan has been proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code.

xxii.	Conditions to Effective Date.

73. The Plan shall not become effective unless and until the conditions set forth in Article IX.A of the Plan have been satisfied or waived pursuant to Article IX.B of the Plan.

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xxiii.	Implementation.

74. All documents and agreements necessary to implement transactions contemplated by the Plan, including those contained or summarized in the Plan Supplement, the Exit Facility Credit Agreement, the New Second Lien Term Loan Credit Agreement, the New Organizational Documents, the Management Incentive Plan, and all other relevant and necessary documents have been negotiated in good faith and at arm’s length, are in the best interests of the Debtors and their Estates, and shall, upon completion of documentation and execution, be valid, binding, and enforceable documents and agreements not in conflict with any federal, state, or local law. The Debtors are authorized to take any action reasonably necessary or appropriate to consummate such agreements and the transactions contemplated thereby.

xxiv.	Vesting of Assets.

75. Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan or any of the applicable definitive documents or forms of agreements included in the Plan Supplement, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

xxv.	Treatment of Executory Contracts and Unexpired Leases.

76. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, the Plan provides for the assumption or rejection of certain Executory Contracts and Unexpired Leases, including the Backstop Commitment Agreement (which shall be assumed upon the Confirmation Date). The Debtors’ determinations regarding the assumption or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their Estates, Holders of Claims or Interests and other parties in interest in these Chapter 11 Cases.

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xxvi.	Approval of the Exit Facility and Exit Facility Documents.

77. The Exit Facility and Exit Facility Documents, are an essential element of the Plan, are necessary for Confirmation and Consummation of the Plan, and are critical to the overall success and feasibility of the Plan. The execution, performance, incurrence of all fees to be paid by the Reorganized Debtors, and the creation and perfection of the Liens in connection therewith are necessary and appropriate for confirmation of the Plan and the operations of the Reorganized Debtors. The Exit Facility and the Exit Facility Documents were negotiated and shall be deemed to be negotiated at arm’s-length and in good faith, without the intent to hinder, delay or defraud any creditor of the Debtors. The Debtors have exercised reasonable business judgment in determining to enter into the Exit Facility and the Exit Facility Documents and have provided sufficient and adequate notice of the material terms of the Exit Facility to all parties in interest in these Chapter 11 Cases. The execution, delivery, or performance by the Debtors or the Reorganized Debtors, as applicable, of any of the Exit Facility Documents and compliance by the Debtors or the Reorganized Debtors, as applicable, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Confirmation Order.

xxvii.	Approval of the New Second Lien Term Loan and the New Second Lien Term Loan Agreement.

78. The New Second Lien Term Loan and the New Second Lien Term Loan Agreement and any related documents, are an essential element of the Plan, are necessary for Confirmation and Consummation of the Plan, and are critical to the overall success and feasibility of the Plan. The execution, performance, incurrence of all fees to be paid by the Reorganized Debtors, and the

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creation and perfection of the Liens in connection therewith are necessary and appropriate for confirmation of the Plan and the operations of the Reorganized Debtors. The New Second Lien Term Loan and the New Second Lien Term Loan Agreement and all related documents were negotiated and shall be deemed to be negotiated at arm’s-length and in good faith, without the intent to hinder, delay or defraud any creditor of the Debtors. The Debtors have exercised reasonable business judgment in determining to enter into the New Second Lien Term Loan and the New Second Lien Term Loan Agreement and any related documents and have provided sufficient and adequate notice of the material terms of the New Second Lien Term Loan to all parties in interest in these Chapter 11 Cases. The execution, delivery, or performance by the Debtors or the Reorganized Debtors, as applicable, of any of the New Second Lien Term Loan Agreement and any related documents and compliance by the Debtors or the Reorganized Debtors, as applicable, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Confirmation Order.

II. ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED THAT:

79. This Confirmation Order confirms the Plan in its entirety.

80. This Confirmation Order approves the Plan Supplement, including the documents contained therein that may be amended through and including the Effective Date in accordance with and as permitted by the Plan, the Backstop Commitment Agreement and the RSA, including the consent rights of the Consenting Stakeholders. The terms of the Plan, the Plan Supplement, and the exhibits thereto are incorporated herein by reference and are an integral part of this Confirmation Order; provided, however, that if there is any conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control solely to the extent of such conflict.

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81. Any amendments or modifications to the Plan described or set forth in this Confirmation Order are hereby approved, without further order of this Court.

82. All Holders of Claims or Interests that voted to accept the Plan are conclusively presumed to have accepted the Plan.

83. The terms of the Plan, the Plan Supplement, all exhibits thereto, and this Confirmation Order shall be effective and binding as of the Effective Date on all parties in interest, including the Debtors and all Holders of Claims or Interests.

84. The failure to include or refer to any particular article, section, or provision of the Plan, the Plan Supplement or any related document, agreement, or exhibit does not impair the effectiveness of that article, section, or provision; it being the intent of the Court that the Plan, the Plan Supplement, and any related document, agreement, or exhibit are approved in their entirety.

A.	Objections.

85. To the extent that any objections (including any reservations of rights contained therein) to Confirmation have not been withdrawn, waived, or settled before entry of this Confirmation Order, are not cured by the relief granted in this Confirmation Order, or have not been otherwise resolved as stated on the record of the Confirmation Hearing, all such objections (including any reservation of rights contained therein) are hereby overruled in their entirety and on their merits.

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B.	Findings of Fact and Conclusions of Law.

86. The findings of fact and the conclusions of law set forth in this Confirmation Order constitute findings of fact and conclusions of law in accordance with Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. All findings of fact and conclusions of law announced by the Court at the Confirmation Hearing in relation to Confirmation are hereby incorporated into this Confirmation Order. To the extent that any of the following constitutes findings of fact or conclusions of law, they are adopted as such. To the extent any finding of fact or conclusion of law set forth in this Confirmation Order (including any findings of fact or conclusions of law announced by the Court at the Confirmation Hearing and incorporated herein) constitutes an order of this Court, it is adopted as such.

C.	The Releases, Injunction, Exculpation, and Related Provisions Under the Plan.

87. The following releases, injunctions, exculpations, and related provisions set forth in Article VIII of the Plan are incorporated herein in their entirety, are hereby approved and authorized in all respects, are so ordered, and shall be immediately effective on the Effective Date without further order or action on the part of this Court or any other party:

i.	Releases by the Debtors.

88. Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

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a. the Debtors, the Debtors’ restructuring efforts, intercompany transactions, or the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Plan, the Disclosure Statement or the Rights Offering Procedures;

b. any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, including the Rights Offering;

c. the Chapter 11 Cases, the Disclosure Statement, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement with respect to the foregoing; or

d. any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

89. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, (ii) the rights of any party under any employment agreement or plan, or (iii) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

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ii.	Releases by Holders of Claims or Interests.

90. As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:

a. the Debtors, the Debtors’ restructuring efforts, intercompany transactions, or the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Plan, the Disclosure Statement or the Rights Offering Procedures;

b. any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, including the Rights Offering;

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c. the Chapter 11 Cases, the Disclosure Statement, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement with respect to the foregoing; or

d. any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

91. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud or (ii) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

iii.	Exculpation.

92. Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Rights Offering, the Rights Offering Procedures, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement with respect to the foregoing, except for claims related to any act or omission that is determined in a Final Order to have

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constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

iv.	Injunction.

93. Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties or the Exculpated Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on

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account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document filed with the Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

94. Nothing in this Order or the Plan discharges, releases, precludes, or enjoins: (i) any liability to any federal Governmental Unit of the United States, any federal department, agency, or instrumentality of the United States, or any state environmental agency (each a “Federal or State Environmental Governmental Unit”) that is not a Claim; (ii) any Claim of a Federal or State Environmental Governmental Unit arising on or after the Effective Date; (iii) any police or regulatory liability to a Federal or State Environmental Governmental Unit that any entity would be subject to as the owner or operator of property after the Effective Date; or (iv) any liability to a Federal or State Environmental Governmental Unit on the part of any Person other than the Debtors or Reorganized Debtors. Nor shall anything in this Order or the Plan enjoin or otherwise bar a Federal or State Environmental Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence. Notwithstanding any provision of the Plan, this Order, or any implementing or supplementing plan documents, the United States’ setoff rights under federal law as recognized in section 553 of the Bankruptcy Code, and recoupment rights, shall be preserved and are unaffected. Nothing in this Order divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Order or the Plan or to adjudicate any defense asserted under this Order or the Plan.

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95. The Reorganized Parker Board is hereby authorized, in its discretion, to grant a release by the Debtors and Reorganized Debtors to any of the Released Parties for any claims for gross negligence.

96. The Court shall retain exclusive jurisdiction for determining whether any claim relating to an act or omission that is alleged to have constituted gross negligence, willful misconduct, or actual fraud may proceed notwithstanding Article VIII.E of the Plan. No person may assert any lawsuit or claim (including a lawsuit or claim for gross negligence, willful misconduct, or actual fraud) against any party that is released under this Order without obtaining prior authorization from the United States Bankruptcy Court for the Southern District of Texas to assert such a claim. Such an Order shall be sought by a motion, which is subject to notice and hearing. At any hearing, the movant must prove by a preponderance of the evidence that such claim is a bona fide claim and conforms with the exceptions to the release provisions in this Order.

D.	Assumption of Certain Insurance Contracts.

97. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Disclosure Statement, this Confirmation Order, the RSA, any other document related to any of the foregoing, or any other order of the Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction or release, requires a party to opt out of any releases or confers Court jurisdiction): (i) on the Effective Date all insurance policies that have been issued at any time by ACE American Insurance Company, Federal Insurance Company, ESIS Inc., National Union Fire Insurance Company of Pittsburgh, Pa., and/or each of their affiliates and successors (collectively, the “AIG/Chubb Companies”) to any of the Debtors (or any of their predecessors), and any agreements, endorsement, addenda, schedules, documents, or instruments relating thereto (collectively, the “AIG/Chubb Insurance Contracts”) shall be assumed pursuant to sections 105 and 365(a) of the Bankruptcy Code by the Reorganized Debtors

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and the Reorganized Debtors shall be liable in full for all of the Debtors’ obligations under the AIG/Chubb Insurance Contracts, regardless of whether such obligations arise before or after the Effective Date, without the requirement or need for the AIG/Chubb Companies to file a Proof of Claim, an Administrative Claim, a Cure Claim, or to object to any cure amount; (ii) nothing (a) shall alter, modify or otherwise amend the terms and conditions of (or the coverage provided by) any of the AIG/Chubb Insurance Contracts or (b) shall alter, modify, amend, affect, impair, or prejudice the legal, equitable, or contractual rights, obligations, and defenses of the AIG/Chubb Companies, the Debtors (or, after the Effective Date, the Reorganized Debtors), or any other individual or entity, as applicable, under any AIG/Chubb Insurance Contract, including, but not limited to, any agreement to arbitrate disputes, or any collateral or security relating thereto; and (iii) the automatic stay of Bankruptcy Code section 362(a) and after the Effective Date, the injunctions set forth in Article VIII.E of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Court, solely to permit: (1) claimants with workers’ compensation claims or direct action claims against the AIG/Chubb Companies under applicable non-bankruptcy law to proceed with their claims; (2) the AIG/Chubb Companies to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Court, (A) workers’ compensation claims covered by the workers’ compensation policies issued by the AIG/Chubb Companies, (B) claims where a claimant asserts a direct claim against any of the AIG/Chubb Companies under applicable non-bankruptcy law, or an order has been entered by this Court granting a claimant relief from the automatic stay to proceed with its claim, and (C) all adjustment expenses and other amounts in relation to each of the foregoing as provided under the AIG/Chubb Insurance Contracts; (3) the AIG/Chubb Companies to draw against any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors,

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as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the applicable AIG/Chubb Insurance Contracts, in such order as the AIG/Chubb Companies may determine to the extent permissible under applicable non bankruptcy law, and in accordance with the terms of the applicable AIG/Chubb Insurance Contracts; and (4) the AIG/Chubb Companies to cancel any AIG/Chubb Insurance Contracts, and take other actions relating thereto, to the extent permissible under applicable non bankruptcy law, and in accordance with the terms of the applicable AIG/Chubb Insurance Contracts. For the avoidance of doubt, after the Effective Date all such rights and obligations under the AIG/Chubb Insurance Contracts shall be determined under the applicable AIG/Chubb Insurance Contracts and applicable non-bankruptcy law as if the Chapter 11 Cases had not occurred.

E.	Resolution of Dow Chemical Limited Objection.

98. Notwithstanding anything in this Confirmation Order, the Plan, the Plan Supplement and/or any other Plan document, and/or the transactions contemplated thereby, to the contrary or the acceptance by The Dow Chemical Company and its affiliates (collectively, “Dow”) of any distributions under the Plan, this Confirmation Order and the Plan shall be construed to provide as follows:

(i)

With respect to the Debtors’ non-debtor affiliates and subsidiaries, Dow is neither a “Releasing Party” nor otherwise subject to the release, discharge and/or injunction provisions set forth in Article VIII of the Plan.

(ii)

Dow’s right to assert any Claims or Causes of Action (including rights of setoff, contribution, indemnification or recoupment) against, and in response to any Claims or Causes of Action that have been or may be asserted against Dow by, the Debtors, the Reorganized Debtors, the Debtors’ bankruptcy estates and/or any party acting on their behalf, shall not in any way be compromised, limited, reduced, restricted, enjoined or otherwise affected, provided, however, that Dow shall not be entitled to any affirmative recovery from the Debtors or the Reorganized Debtors

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with respect to any such Claims or Causes of Action except to the extent Claim No. 366 amending Claim No. 249 and/or Claim No. 365 amending Claim No. 250 filed by Dow (together, the “Dow Claim”) is Allowed in the Chapter 11 Cases in which case Dow shall receive a distribution with respect to the Allowed Dow Claim in accordance with the terms of the Plan.

(iii)

That certain Gulfco Marine Maintenance Site Group Participation Agreement with Parker Drilling Offshore Corporation dated November 30, 2010 (the “Participation Agreement”) by and among, inter alia, Dow and Parker Drilling Offshore Company, LLC f/k/a Parker Drilling Offshore Corporation, and/or any other executory contracts between Dow and the Debtors relating in any way to the Gulfco Marine Maintenance Superfund Site located in Freeport, Brazoria County, Texas (the “Site”), which may have not been rejected pursuant to a Final Order of the Bankruptcy Court before the Effective Date, shall be deemed assumed as of the Effective Date in accordance with the Plan with a Cure payable only if, and to the extent, the Dow Claim is Allowed in the Chapter 11 Case.

F.	Provisions Regarding Exxon/Hibernia Entities

99. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the terms of this paragraph shall apply to the Exxon/Hibernia Entities.6

(i)	Each of the Exxon/Hibernia Executory Contracts[7] are deemed assumed as of the Petition Date.

(ii)

This Confirmation Order shall not be, and shall not be construed as, a determination of the cure amount or compensation, if any, required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code for the assumption of the Exxon/Hibernia Executory Contracts (the “Exxon/Hibernia Cure Amount”). The Debtors or the Reorganized Debtors, as applicable, and the Exxon/Hibernia Entities shall endeavor in good faith to reach agreement as to the Exxon/Hibernia Cure Amount within ninety (90) days following the entry of the Confirmation Order, and if such an agreement is reached, the Debtors or Reorganized Debtors, as applicable, and Exxon/Hibernia Entities, shall file a stipulation with the Court setting forth the agreed Exxon/Hibernia Cure Amount. If the Reorganized Debtors and the Exxon/Hibernia Entities fail to reach agreement as to the Exxon/Hibernia Cure Amount within such ninety (90) day period, either the Reorganized Debtors or the Exxon/Hibernia Entities may, on notice to the Reorganized Debtors or the Exxon/Hibernia Entities, as applicable, request a hearing before the Court for the

[6]

The term “ Exxon/Hibernia Entities” shall collectively mean (a) the “Exxon Entities”, which consists of Exxon Mobil Corporation (“Exxon”), Esso Exploration and Production Guyana Limited, Exxon Neftegas Limited (“Exxon Neftegas”), Esso Exploracao Santos Brasileira Ltda, ExxonMobil Global Services Company, ExxonMobil Global Development Company, as well as any parent, subsidiary, or affiliate of any of said parties, and (b) Hibernia Management and Development Company, Ltd., as well as any parent, subsidiary, or affiliate of said party (“Hibernia”).

[7]	The term “Exxon/Hibernia Executory Contracts” shall mean any executory contract between any one or more of the Debtors and any one or more of the Exxon/Hibernia Entities.

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determination of the Exxon/Hibernia Cure Amount. Nothing herein shall prejudice the Exxon/Hibernia Entities’ right to assert the cure-related arguments raised in their Objection by the Exxon and Hibernia Entities To (A) Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates [Docket No. 309] and (B) The Cure Claims Proposed In the Debtors’ Notice of Filing of Plan Supplement [Docket No. 355] [Docket No. 386].

(iii)

For purposes of determining the Exxon/Hibernia Cure Amount, the effective date of assumption shall be the Petition Date. All Claims arising under the Exxon/Hibernia Executory Contracts from and after the Petition Date shall be deemed to be Allowed General Administrative Claims based on a liability incurred by the Debtors in the ordinary course of their business for which no request for allowance of an administrative claim shall be necessary, as contemplated in Section II.A.3 of the Plan. However, in the event the Debtors or the Reorganized Debtors, as applicable, and the Exxon/Hibernia Entities, are unable to agree on the amount of the Allowed General Administrative Claim held by the Exxon/Hibernia Entities, either party may apply to the Court for a review and determination thereof.

(iv)

If the Debtors or the Reorganized Debtors, as applicable, add any of the Exxon/Hibernia Executory Contracts to the Schedule of Rejected Executory Contracts and Unexpired Leases, the bar date for filing a rejection claim for such Exxon/Hibernia Executory Contracts shall be no earlier than thirty (30) days after an amended or supplemental Schedule of Rejected Executory Contracts and Unexpired Leases is filed with the Court and served on the Exxon/Hibernia Entities and their counsel.

(v)

The assumption of each Exxon/Hibernia Executory Contract and payment of the Exxon/Hibernia Cure Amount shall result in the full release and satisfaction of only those Claims based on an actual default existing as of the Petition Date with respect to such assumed Exxon/Hibernia Executory Contract, and for the avoidance of doubt, this Confirmation Order shall not otherwise (a) disallow, discharge, or otherwise expunge the Proofs of Claim filed by any of the Exxon/Hibernia Entities, or (b) alter any of the Exxon/Hibernia Entities’ rights of setoff or recoupment, to the extent such rights exist under the Exxon/Hibernia Executory Contracts or pursuant to applicable law. The Exxon/Hibernia Entities shall be deemed to have opted out of the releases set forth in Article VIII.C of the Plan.

(vi)

Parker Drilling Company has executed various Parent Company Guarantees (collectively, the “Exxon/Hibernia Guarantees”) for the benefit of certain Exxon/Hibernia Entities, including without limitation, all such Guarantees relating to the following agreements (collectively, the “Exxon/Hibernia Guaranteed Agreements”):[8]

[8]

For the avoidance of doubt, the term“ Exxon/Hibernia Guarantees” shall include any and all Parent Company Guarantees executed by Parker Drilling Company for the benefit of any Exxon/Hibernia Entity, whether such Exxon/Hibernia Guarantee is specifically identified herein or in Debtors’ Notice of Filing of Plan Supplement [Docket No. 355], as the same may be amended, modified or supplemented (the “Plan Supplement”); and the term “Exxon/Hibernia Guaranteed Agreements” shall mean any and all agreements with an Exxon/Hibernia Entity that is guaranteed pursuant to an Exxon/Hibernia Guarantee, whether such Exxon/Hibernia Guaranteed Agreement is specifically identified herein or in the Plan Supplement.

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(a)

Land Drilling Rig Operations Agreement No. A2377017 (“Guaranteed Agreement 1”) dated as of April 11, 2013 between Exxon Neftegas and Primorsky Drill Rig Services, B.V. (“Primorsky”) for the Sakhalin 1 Drilling Program, including all amendments and supplements thereto;

(b)

Agreement No. A2347199 Sakahalin Drilling Operations & Maintenance (“Guaranteed Agreement 2”) dated as of May 25, 2016 between Exxon Neftegas and Primorsky, including all amendments and supplements thereto;

(c)

Drilling Operations & Maintenance Agreement No. A2653205 (“Guaranteed Agreement 3”) dated as of August 6, 2018 between Exxon and Parker Drilling Company North America, Inc. (“Parker North America”), including all amendments and supplements thereto;

(d)

Drilling Operation and Maintenance Agreement No. A2388959 (“Guaranteed Agreement 4”) dated as of February 13, 2013 between Exxon and Parker North America, including all amendments and supplements thereto;

(e)

Hibernia Drilling Operations and Maintenance Agreement No. A2563741 (“Guaranteed Agreement 5”) dated as of June 10, 2016 between Hibernia and Parker Drilling Canada Company (“Parker Canada”), including all amendments and supplements thereto;

(f)

Goods and Services Agreement Covering Engineering, Procurement, and Construction Management (“Guaranteed Agreement 6”) with Exxon Neftegas Limited, as identified in Debtors’ Amended Plan Supplement, including all amendments and supplements thereto; and

(g)	Goods and Services Agreement Covering Feed and Equipment (“Guaranteed Agreement 7”) with Exxon Neftegas Limited, as identified in the Amended Plan Supplement.

(vii)

The counterparty to Guaranteed Agreements 1 and 2 is Primorsky and the counterparty to Guaranteed Agreement 5 is Parker Canada, which are not debtors in these bankruptcy cases. Guaranteed Agreements 3 and 4 involve Parker North American which is a debtor in these cases. Guaranteed Agreements 3 and 4 and Guaranteed Agreements 6 and 7 (to the extent they involve debtor counterparties), are being assumed as of the Petition Date, as provided above.

(viii)

As of the Effective Date, each of the Exxon/Hibernia Guarantees by Parker Drilling Company is hereby assumed, renewed, extended, reinstated and brought forward in accordance with their respective terms. The rights, obligations, and duties of Parker Drilling Company and the counterparty to each of the Exxon/Hibernia Guarantees shall not be altered, impaired, discharged or enjoined by (a) any discharge granted to Parker Drilling Company or (b) by any plan injunction contained in the Plan or this Order.

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G.	Preservation of Rights of Action.

100. Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall have vested in them as of the Effective Date, and the Reorganized Debtors shall retain and may enforce, any claims, demands, rights, defenses and causes of action that the Debtors or the Estates may hold against any Entity. Each Reorganized Debtor or its successor may pursue such retained claims, demands, rights, defenses or causes of action, as appropriate, and may settle such claims after the Effective Date without notice to parties in interest or approval of this Court.

H.	Post-Confirmation Notices, Professional Compensation, and Bar Dates.

101. In accordance with Bankruptcy Rules 2002 and 3020(c), no later than seven days after the Effective Date, the Reorganized Debtors must cause notice of Confirmation and occurrence of the Effective Date (the “Notice of Confirmation”) to be served by United States mail, first-class postage prepaid, by hand, or by overnight courier service to all parties served with the Confirmation Hearing Notice. To supplement the notice procedures described in the preceding sentence, no later than fourteen days after the Effective Date, the Reorganized Debtors must cause the Notice of Confirmation, modified for publication, to be published on one occasion in USA Today (national edition), the Houston Chronicle, and the Wall Street Journal (national edition). Mailing and publication of the Notice of Confirmation in the time and manner set forth in this paragraph will be good, adequate, and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c). No further notice is necessary.

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102. The Notice of Confirmation will have the effect of an order of the Court, will constitute sufficient notice of the entry of this Confirmation Order to filing and recording officers, and will be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

103. Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Confirmation Date must file an application for final allowance of such Professional Fee Claim no later than 45 days after the Effective Date. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount this Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors shall establish in trust for the Professionals and shall fund with Cash equal to the Professional Fee Amount on the Effective Date and otherwise in accordance with the Plan.

104. From and after the Confirmation Date, Professional fees may be paid in the ordinary course of business without the need to file a Professional Fee Claim, in accordance with Article II.B of the Plan.

105. Except as otherwise provided in the Plan, requests for payment of Administrative Claims must be filed no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to file and serve a request for such payment of such Administrative Claims that do not file and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date without the need for any objection from the Reorganized Debtors or any action by the Court. For the avoidance of doubt, pursuant to the Final DIP Order, the Administrative Claims Bar Date does not apply to the DIP Facility Agent or the DIP Facility Lenders with respect to the DIP Facility Claims.

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I.	Retention of Jurisdiction.

106. This Court retains jurisdiction over all matters arising out of or related to these Chapter 11 Cases and the Plan, including the matters set forth in Article XI of the Plan.

J.	Reporting.

107. After the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall have no obligation to file with the Court or serve on any parties reports that the Debtors or Reorganized Debtors, as applicable, were obligated to file under the Bankruptcy Code or a Court order, including monthly operating reports (even for those periods for which a monthly operating report was not filed before the Effective Date), ordinary course professional reports, and monthly or quarterly reports for Professionals; provided, however, that the Debtors or Reorganized Debtors, as applicable, will comply with the U.S. Trustee’s quarterly reporting requirements. From Confirmation through the Effective Date, the Debtors will file such reports as are required under the Local Rules.

108. After the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall have no obligation to provide any reports to any parties otherwise required under the “first” and “second” day orders entered in these Chapter 11 Case, including the Final DIP Order.

K.	Effectiveness of All Actions.

109. Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, before, or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of the Court, or further action by the Debtors and/or the Reorganized Debtors and their respective directors, officers, members, or stockholders, and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders.

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110. After the Confirmation Date, the Debtors shall be permitted to make payments to employees pursuant to employment programs then in effect, and to implement additional employee programs and make payments thereunder, without any further notice to or action, order, or approval of the Court; provided that the Debtors shall not make modifications to the employment programs, or implement additional employee programs, without the consent of the Required Consenting Stakeholders.

L.	Approval of Consents and Authorization to Take Acts Necessary to Implement Plan.

111. This Confirmation Order shall constitute all authority, approvals, and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority or any contract to which any of the Debtors are party with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, securities, or agreements, and any amendments or modifications thereto.

M.	Plan Implementation Authorization.

112. Subject to the terms of the RSA and the Backstop Commitment Agreement, the Debtors or the Reorganized Debtors, as the case may be, and their respective directors, officers, members, agents, and attorneys, financial advisors, and investment bankers are authorized and empowered from and after the date hereof to negotiate, execute, issue, deliver, implement, file, or record any contract, instrument, release, or other agreement or document related to the Plan, including the New Organizational Documents, any other document included in the Plan Supplement, or any document related or ancillary thereto (each according to their terms), as the

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same may be modified, amended and supplemented, and to take any action necessary or appropriate to implement, effectuate, consummate, or further evidence the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan whether or not specifically referred to in the Plan or any exhibit thereto, without further order of the Court. To the extent applicable, any or all such documents shall be accepted upon presentment by each of the respective state filing offices and recorded in accordance with the applicable law and shall become effective in accordance with their terms and the provisions of applicable law. Pursuant to section 303 of the General Corporation Law of the State of Delaware and any comparable provision of the business corporation laws of any other state, as applicable, no action of the Debtors’ boards of directors or the Reorganized Debtors’ boards of directors will be required to authorize the Debtors or Reorganized Debtors, as applicable, to enter into, execute and deliver, adopt or amend, as the case may be, any such contract, instrument, release, or other agreement or document related to the Plan, and following the Effective Date, each of the Plan documents will be a legal, valid, and binding obligation of the Debtors or Reorganized Debtors, as applicable, enforceable against the Debtors and the Reorganized Debtors in accordance with the respective terms thereof. Subject to the terms of the RSA and the Backstop Commitment Agreement, the Debtors are also authorized from and after the date hereof to negotiate, execute, issue, deliver, implement, file, or record any contract, instrument, release, or other agreement or document or take any action necessary or appropriate to implement the transactions set forth in the Restructuring Transactions Exhibit attached as Exhibit I to the Plan Supplement, including, among other things, any merger, transfer, liquidation, or consolidation of any of the Debtors or their non-Debtor subsidiaries.

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113. No provision in the Plan or this Order relieves any Debtor or reorganized Debtor from its obligation to comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder by the Federal Communications Commission (“FCC”). No transfer of any FCC license or authorization held by a Debtor or transfer of control of a Debtor, or transfer of control of a FCC licensee controlled by a Debtor shall take place prior to the issuance of FCC regulatory approval for such transfer pursuant to applicable FCC regulations. The FCC’s rights and powers to take any action pursuant to its regulatory authority including, but not limited to, imposing any regulatory conditions on any of the above described transfers, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority.

N.	Restructuring Transactions.

114. Subject to the terms of the RSA and the Backstop Commitment Agreement, the Debtors or the Reorganized Debtors, as applicable, are authorized to take all actions as may be necessary or appropriate to effect any Restructuring Transactions, including: (i) the execution and delivery of appropriate agreements, including the Definitive Documents or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan, the RSA and the Backstop Commitment Agreement, and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the RSA, and the Backstop Commitment Agreement and having other terms for which the applicable parties agree; (iii) the execution, delivery and filing, if applicable, of appropriate certificates or articles of incorporation, formation,

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reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable New Organizational Documents; (iv) such other transactions that are required to effectuate the Restructuring Transactions; (v) paying any taxes owing in respect of distributions and transfers under the Plan and making tax elections in respect of any of the Debtors or the Reorganized Debtors; and (vi) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

115. On the Effective Date, the applicable Reorganized Debtors shall enter into the Exit Facility Documents to the extent a party thereto, including any documents required in connection with the creation or perfection of Liens in connection therewith. Notwithstanding anything herein, in the Plan or Plan Supplement to the contrary, the Exit Facility Lenders shall not be obligated to enter into or fund the Exit Facility other than as set forth in the Exit Facility Commitment Letter. Confirmation shall be deemed approval of the Exit Facility Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable Exit Facility Documents without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the applicable Exit Facility Lenders.

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116. On the Effective Date, the applicable Reorganized Debtors shall enter into the New Second Lien Term Loan Agreement and any related documents to the extent a party thereto, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith. Confirmation shall be deemed approval of the New Second Lien Term Loan and the New Second Lien Term Loan Agreement (including all related documents and agreements, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith), to the extent not approved by the Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable New Second Lien Term Loan Agreement without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors, the Consenting Stakeholders, and the New second Lien Agent.

117. Subject to the terms of the Plan, the RSA, the Backstop Commitment Agreement, and Definitive Documents, the Debtors or Reorganized Debtors, as applicable, are hereby authorized, immediately upon entry of this Confirmation Order, without the need to seek any third-party consents, corporate approvals, or further approvals of this Court, to (a) take any and all actions necessary to implement the Restructuring Transactions contemplated by the Restructuring Transactions Exhibit attached as Exhibit I to the Plan Supplement.

118. Notwithstanding anything herein or in the Plan to the contrary, any Claim derived from, relating to, based upon, or secured under (i) the commercial credit card program provided by Bank of America, N.A. (“Bank of America” and such program, the “Bank of America Credit Card Program”), including (a) the purchase cards issued thereunder, (b) that certain money market account ending in account number no. XXXXXX1755 that secures all indebtedness owed by the Debtors to Bank of America under the Bank of America Credit Card Program, and (c) that certain

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Treasury Management Services Security and Control Agreement (Money Market Account) dated as of October 26, 2018 between Parker and Bank of America, and (ii) all obligations of the Debtors to Bank of America, regarding those certain letters of credit issued by Bank of America (in such capacity, the “Existing L/C Issuer”) as of the Petition Date for which one or more of the Debtors are account debtors (the “Existing L/Cs”), and those certain documents executed and delivered to the Existing L/C Issuer, by certain of the Debtors in connection with the issuance of the Existing L/Cs, shall be Allowed and classified under the Plan in Class 1—Other Secured Claims, and any such Allowed Other Secured Claim shall be Reinstated and Unimpaired under the Plan. Additionally, notwithstanding anything herein or in the Plan to the contrary, the Existing ABL Claims (to the extent there are any) are Unimpaired and shall be Allowed and classified under the Plan in Class 6—General Unsecured Claims, and the Holders of such Allowed Existing ABL Claims shall be paid in full in Cash in the ordinary course of business in accordance with the terms and conditions of the Existing ABL Documents.

O.	Binding Effect.

119. On the date of and after entry of this Confirmation Order and subject to the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, including the New Organizational Documents, the Exit Facility Documents, the New Second Lien Term Loan Agreement, the New Warrant Agreement, and the Registration Rights Agreement, and any documents related or ancillary thereto, including any liens, security interests, and claims or other rights thereunder, and this Confirmation Order shall be immediately effective and enforceable and not subject to avoidance, recharacterization or other challenge, legal or otherwise, and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are

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subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or this Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

120. Pursuant to section 1141 of the Bankruptcy Code, subject to the occurrence of the Effective Date and subject to the terms of the Plan and this Confirmation Order, all prior orders entered in these Chapter 11 Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder and all motions or requests for relief by the Debtors pending before this Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtors, the Reorganized Debtors and their respective successors and assigns.

P.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.

121. Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each of the Debtors will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, conversion, dissolution or otherwise) under applicable law, and on the Effective Date, all property of the Estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in the applicable Reorganized Debtors, free and clear of all Claims, Liens, charges, other encumbrances, Interests and other interests.

122. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by this Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Confirmation Order.

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Q.	Directors and Officers of Reorganized Debtors.

123. As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the Reorganized Parker Board and the officers and directors of each of the Reorganized Debtors shall be appointed in accordance with the Plan, the New Organizational Documents, and other constituent documents of each Reorganized Debtor.

124. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors have disclosed in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the Reorganized Parker Board, as well as those Persons that will serve as an officer of the Reorganized Debtors. To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer has also been disclosed to the extent reasonably practicable. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

R.	Management Incentive Plan.

125. The entry of this Confirmation Order shall constitute approval of the Management Incentive Plan and the authorization for the Reorganized Parker Board to adopt such plan.

S.	Release of Liens.

126. Except as otherwise specifically provided herein or in the Plan, the New Second Lien Term Loan Agreement, the Exit Facility Documents, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the

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Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors, or any other Holder of a Secured Claim. In addition, at the sole expense of the Debtors or the Reorganized Debtors, the Holders of Secured Claims shall execute and deliver all documents reasonably requested by the Debtors, Reorganized Debtors or administrative agent(s) for the Exit Facility and the New Second Lien Term Loan to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors and their designees to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.

T.	Injunctions and Automatic Stay.

127. Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in these Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

U.	Cancellation of Existing Securities and Agreements.

128. Except as otherwise provided herein, in the Plan, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all notes, instruments, Certificates, and other documents evidencing Claims or Interests, including the Existing ABL Credit Agreement, the 2020 Notes, the 2022 Notes, and any other credit agreements

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and indentures, to the extent not already terminated prepetition, shall be terminated and canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged. In addition to the foregoing, (a) the Existing ABL Credit Agreement shall continue in effect solely to the extent necessary to: (i) allow a disbursing agent or the Existing ABL Agent to make distributions to the Holders of Existing ABL Claims; and (ii) allow the Existing ABL Agent to maintain any right of indemnification, contribution, subrogation or any other claim or entitlement it may have under the Existing ABL Credit Agreement; (b) the DIP Credit Agreement shall continue in effect solely to the extent necessary to: (i) allow a disbursing agent or the DIP Facility Agent to make distributions to the Holders of DIP Facility Claims; and (ii) allow the DIP Facility Agent to maintain any right of indemnification, contribution, subrogation or any other claim or entitlement it may have under the DIP Credit Agreement; and (c) the Indentures shall continue in effect solely to the extent necessary to: (i) allow a disbursing agent or the Indenture Trustee to make distributions to the Holders of Notes Claims; (ii) permit the Indenture Trustee to assert its charging lien; and (iii) allow the Indenture Trustee to maintain any right of indemnification, contribution, subrogation or any other claim or entitlement it may have under the Indenture.

129. If the record holder of the 2020 Notes or 2022 Notes is DTC or its nominee or another securities depository or custodian thereof, and such 2020 Notes or 2022 Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the 2020 Notes or 2022 Notes shall be deemed to have surrendered such Holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

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V.	Certain Securities Law Matters.

130. The offering, issuance, and distribution of any Securities, including the New Common Stock, and New Warrants, pursuant to the Plan, including the Rights Offering Shares and the New Common Stock issued on account of the Put Option Equity Premium, will be exempt from the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, only to the extent such exemption under section 1145 of the Bankruptcy Code is not available, any other available exemption from registration under the Securities Act. Pursuant to section 1145 of the Bankruptcy Code, the New Common Stock and New Warrants issued under the Plan may be sold without registration under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (2) any other applicable regulatory approval; and (3) the transfer restrictions set forth in the New Organizational Documents, if any. All Unsubscribed Shares of New Common Stock issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement (other than shares of New Common Stock issued on account of the Put Option Equity Premium) will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

131. If the ownership of the New Common Stock, the New Warrants or the New Common Stock issued upon the exercise of the New Warrants is reflected through the facilities of the DTC, neither the Debtors, the Reorganized Debtors, nor any other Person shall be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock and the New Warrants under applicable securities laws.

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W.	Cooperation by the DTC.

132. The DTC, and any participants and intermediaries, shall fully cooperate and facilitate distributions, as applicable, pursuant to the Plan.

133. DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock, the New Warrants and/or shares of New Common Stock issued upon the exercise of the New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

134. Subject to any requirement in the Exit Facility Documents, but otherwise notwithstanding anything to the contrary in the Plan or Confirmation Order, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan or Confirmation Order, including, for the avoidance of doubt, whether the New Common Stock, the New Warrants and the shares of New Common Stock issued upon the exercise of the New Warrants are exempt from registration and/or eligible for DTC book entry delivery, settlement, and depositary services.

X.	Section 1146 Exemption.

135. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of

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additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; (4) the grant of collateral as security for the Exit Facility and the New Second Lien Term Loan, as applicable; or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Y.	Professional Compensation and Reimbursement Claims.

136. Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Court, pay in Cash the reasonable legal, professional, or other fees and expenses incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code

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in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court. In addition, the Debtors and Reorganized Debtors (as applicable) are authorized to pay and/or reimburse any and all professional fees, including those incurred by the Consenting Stakeholders, the Backstop Commitment Parties, the DIP Facility Agent, and/or the Exit Facility Agent as and to the extent contemplated by and in accordance with the Plan, the RSA, the Backstop Commitment Agreement, the Final DIP Order, the Exit Facility Documents, the Exit Facility Commitment Letter, and the Exit Facility Fee Letter.

Z.	Nonseverability of Plan Provisions upon Confirmation.

137. Notwithstanding the possible applicability of Bankruptcy Rules 6004(g), 7062, 9014, or otherwise, the terms and conditions of this Confirmation Order shall be effective and enforceable immediately upon its entry. Each term and provision of the Plan, and the transactions related thereto as it heretofore may have been altered or interpreted by the Court is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except as provided by the Plan or this Confirmation Order; and (c) nonseverable and mutually dependent.

AA.	Waiver or Estoppel.

138. Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel (or any other Entity), if such agreement was not disclosed in the Plan, the Disclosure Statement, the RSA, the Backstop Commitment Agreement, or papers filed with the Court before the Confirmation Date.

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BB.	Tax Withholding.

139. In accordance with the provisions of the Plan and subject to Article VI.D of the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. All Persons holding Claims against any Debtor shall be required to provide any additional information necessary for the Reorganized Debtors to comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit. The Reorganized Debtors reserve the right to allocate any distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

140. Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim or Allowed Interest shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit on account of such distribution.

CC.	Authorization to Consummate.

141. The Debtors are authorized to consummate the Plan, including the Restructuring Transactions contemplated thereby, at any time after the entry of this Confirmation Order. The substantial consummation of the Plan, within the meaning of sections 1101(2) and 1127 of the Bankruptcy Code, is deemed to occur on the first date, on or after the Effective Date, on which distributions are made in accordance with the terms of the Plan to Holders of any Allowed Claims or Interests (as applicable).

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DD.	Assumption and Cure of Executory Contracts.

142. The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan (including the procedures regarding the resolution of any and all disputes concerning the assumption or rejection, as applicable, of such Executory Contracts and Unexpired Leases) shall be, and hereby are, approved in their entirety. For the avoidance of doubt, on the Effective Date, except as otherwise provided in the Plan, all Executory Contracts or Unexpired Leases will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than an Executory Contract or Unexpired Lease that is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any.

143. Unless a party to an Executory Contract or Unexpired Lease has objected to the Cure amount identified in the Plan Supplement and any amendments thereto, as applicable, the Debtors shall pay such Cure amounts in accordance with the terms of the Plan and the assumption of any Executory Contract or Unexpired Lease, pursuant to the Plan or otherwise, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any disputed Cure amounts shall be determined in accordance with the procedures set forth in Article V.C of the Plan, and applicable bankruptcy and nonbankruptcy law.

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144. To the extent that any dispute with respect to the amount of any payments to cure any default with respect to any Executory Contract and Unexpired Lease to be assumed pursuant to the Plan is resolved or determined, including by entry of an order by the Court, in a manner that is not acceptable to the Debtors or Reorganized Debtors, as applicable, the Debtors or Reorganized Debtors, as applicable, may move to reject the applicable Executory Contract or Unexpired Lease at any time based upon the existence of any unresolved dispute as set forth in Article V.C of the Plan

145. On the Effective Date, the Debtors shall have (a) assumed all employment contracts and change in control agreements that are not set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases, or (b) entered into a new employee agreement in accordance with the terms of the Plan and the RSA. Notwithstanding the foregoing, the consummation of the Restructuring Transactions and the Plan shall not trigger any change in control provision in any employment contract and the Debtors’ existing quarterly cash incentive program for insiders will terminate at the end of the calendar quarter during which the Effective Date occurs in accordance with the Compensation Term Sheet.

EE.	Effect of Non-Occurrence of Conditions to the Effective Date.

146. If the Effective Date does not occur on or before the termination of the RSA or the Backstop Commitment Agreement, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (2) prejudice in any manner the rights of any Debtor or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity; provided, that all provisions of the RSA or the Backstop Commitment Agreement that survive termination thereof shall remain in effect in accordance with the terms thereof.

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FF.	Termination of Challenge Period.

147. The deadline for commencing a Challenge (as defined in the Final DIP Order) terminated prior to entry of this Confirmation Order, and the stipulations, admissions, findings, relief, releases, and other provisions contained in the Final DIP Order shall be binding on the Debtors’ estates and all parties in interest.

GG.	Waiver of 14-Day Stay.

148. Notwithstanding Bankruptcy Rule 3020(e), this Confirmation Order is effective immediately and not subject to any stay; provided, the Effective Date may not occur before 14 days following entry of this Order; and further provided that no actions may be taken prior to 14 days following entry of this Order that would render any appeal of this Order to be equitably moot.

HH.	Post-Confirmation Modification of the Plan.

149. Subject to the terms of the Plan, the RSA, and the Backstop Commitment Agreement, respectively, the Debtors are hereby authorized to amend or modify the Plan at any time prior to the substantial consummation of the Plan, but only in accordance with section 1127 of the Bankruptcy Code and Article X.A of the Plan, without further order of this Court.

II.	Final Order.

150. This Confirmation Order is a Final Order and the period in which an appeal must be filed will commence upon entry of this Confirmation Order.

Signed: March 07, 2019

/s/ Marvin Isgur
Marvin Isgur
United States Bankruptcy Judge

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Exhibit A

Plan

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

)
In re:	) Chapter 11
)
PARKER DRILLING COMPANY, et al.,[1]	) Case No. 18-36958 (MI)
)
Debtors.	) (Jointly Administered)
)

AMENDED JOINT CHAPTER 11

PLAN OF REORGANIZATION OF PARKER DRILLING COMPANY AND ITS DEBTOR AFFILIATES

KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
Brian E. Schartz, P.C. (TX Bar No. 24099361)
Anna G. Rotman, P.C. (TX Bar No. 24046761)
609 Main Street
Houston, Texas 77002
Telephone:	(713) 836-3600
Facsimile:	(713) 836-3601
Email:	brian.schartz@kirkland.com
anna.rotman@kirkland.com

-and-
James H.M. Sprayregen, P.C.
Laura E. Krucks (admitted pro hac vice)
300 North LaSalle Street
Telephone:	(312) 862-2000
Facsimile:	(312) 862-2200
Email:	james.sprayregen@kirkland.com
laura.krucks@kirkland.com

-and-
Christopher J. Marcus, P.C. (admitted pro hac vice)
Matthew Fagen (admitted pro hac vice)
601 Lexington Avenue
New York, New York 10022
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900
Email:	christopher.marcus@kirkland.com
matthew.fagen@kirkland.com

Co-Counsel to the Debtors
and Debtors in Possession

Dated: January 23, 2019

JACKSON WALKER L.L.P.
Patricia B. Tomasco (TX Bar No. 01797600)
Matthew D. Cavenaugh (TX Bar No. 24062656)
1401 McKinney Street, Suite 1900
Houston, Texas 77002
Telephone:	(713) 752-4284
Facsimile:	(713) 308-4184
Email:	ptomasco@jw.com
mcavenaugh@jw.com
Proposed Co-Counsel to the Debtors
and Debtors in Possession

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Parker Drilling Company (8660); 2M-TEK, Inc. (1761); Anachoreta, Inc. (3667); Pardril, Inc. (4469); Parker Aviation Inc. (6372); Parker Drilling Arctic Operating, LLC (6834); Parker Drilling Company of Niger (4204); Parker Drilling Company North America, Inc. (6381); Parker Drilling Company of Oklahoma Incorporated (8949), Parker Drilling Company of South America, Inc. (0657); Parker Drilling Management Services, Ltd. (7200); Parker Drilling Offshore Company, LLC (9092); Parker Drilling Offshore USA, L.L.C. (1469); Parker North America Operations, LLC (1180); Parker Technology, Inc. (6129); Parker Technology, L.L.C. (1875); Parker Tools, LLC (8864); Parker-VSE, LLC (2282); Quail USA, LLC (8885); and Quail Tools, L.P. (1471). The Debtors’ service address is: 5 Greenway Plaza, Suite 100, Houston, Texas 77046.

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TABLE OF CONTENTS (CONT’D)

ii

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TABLE OF CONTENTS (CONT’D)

iii

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INTRODUCTION

Parker Drilling Company and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases propose this joint chapter 11 plan of reorganization pursuant to chapter 11 of title 11 of the United States Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof. Although proposed jointly for administrative purposes, the Plan constitutes a separate plan for each of the foregoing entities and each of the foregoing entities is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the accompanying Disclosure Statement for the Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and Its Debtor Affiliates for a discussion of the Debtors’ history, business, properties and operations, valuation, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

1. “2020 Notes” means the 7.50% Senior Notes due August 2020, issued in the original principal amount of $225,000,000.00, pursuant to the 2020 Notes Indenture.

2. “2020 Notes Claim” means any Claim against the Debtors arising from or based upon the 2020 Notes or the 2020 Notes Indenture.

3. “2020 Notes Indenture” means that certain Indenture, dated as of July 30, 2013, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time, for the 2020 Notes, among Parker, each of the other Debtors party thereto, and the Indenture Trustee.

4. “2022 Notes” means the 6.75% Senior Notes due July 2022, issued in the original principal amount of $360,000,000.00, pursuant to the 2022 Notes Indenture.

5. “2022 Notes Claim” means any Claim against the Debtors arising from or based upon the 2022 Notes or the 2022 Notes Indenture.

6. “2022 Notes Indenture” means that certain Indenture, dated as of January 22, 2014, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time, for the 2022 Notes, among Parker, each of the other Debtors party thereto, and the Indenture Trustee.

7. “Administrative Claim” means a Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

8. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

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9. “Affiliate” means, with respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

10. “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date (or such other date as agreed by the Debtors pursuant to the Bar Date Order) or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order; provided, that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.

11. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

12. “Backstop Commitment Agreement” means that certain backstop commitment agreement, entered into and dated as of December 12, 2018, pursuant to which the Backstop Commitment Parties have agreed to Backstop the Rights Offering, as may be amended or modified from time to time in accordance with the terms thereof.

13. “Backstop Commitment Parties” means at any time and from time to time, the parties that have committed to backstop the Rights Offering and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, to the extent provided in the Backstop Commitment Agreement.

14. “Bank of America Credit Card Program” has the meaning ascribed to such term in the Final DIP Order.

15. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

16. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Southern District of Texas.

17. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court.

18. “Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim must be filed with respect to such Claims, as may be ordered by the Bankruptcy Court.

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19. “Bar Date Order” means the order of the Bankruptcy Court establishing the Claims Bar Date [Docket No. 265].

20. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

21. “Causes of Action” means any claims, Claims, Interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

22. “Certificate” means any instrument evidencing a Claim or an Interest.

23. “Chapter 11 Cases” means, when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

24. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

25. “Claims Bar Date” means the applicable bar date by which Proofs of Claim must be Filed, as established by: (a) the Bar Date Order; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.

26. “Class” means a category of Holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

27. “Company” means Parker together with its Debtor and non-Debtor Affiliates.

28. “Compensation Term Sheet” has the meaning ascribed to such term in the Restructuring Support Agreement.

29. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

30. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

31. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

32. “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

33. “Consenting Stakeholder Fees and Expenses” has the meaning ascribed to such term in the Restructuring Support Agreement.

34. “Consenting Stakeholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

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35. “Consummation” means the occurrence of the Effective Date.

36. “Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.

37. “Creditors’ Committee” means the official committee of unsecured creditors, if any, appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.

38. “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s default(s) under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

39. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) of any of the Debtors for current or former directors’, managers’, officers’, and employees’ liability.

40. “Debtors” means, collectively, Parker Drilling Company, 2M-TEK, Inc., Anachoreta, Inc., Pardril, Inc., Parker Aviation Inc., Parker Drilling Arctic Operating, LLC, Parker Drilling Company of Niger, Parker Drilling Company North America, Inc., Parker Drilling Company of Oklahoma, Incorporated, Parker Drilling Company of South America, Inc., Parker Drilling Management Services, Ltd., Parker Drilling Offshore Company, LLC, Parker Drilling Offshore USA, L.L.C., Parker North America Operations, LLC, Parker Technology, Inc., Parker Technology, L.L.C., Parker Tools, LLC, Parker-VSE, LLC, Quail USA, LLC, and Quail Tools, L.P.

41. “Definitive Documents” has the meaning ascribed to such term in the Restructuring Support Agreement.

42. “DIP Credit Agreement” means that certain Debtor in Possession Credit Agreement, dated as of December 14, 2018, by and among Parker, as parent borrower, certain other Debtors, as designated borrowers, each of the other applicable Debtors, as guarantors, each of the lenders from time to time party thereto, and the DIP Facility Agent.

43. “DIP Facility” means the certain $50 million senior secured revolving credit facility provided pursuant to the DIP Credit Agreement.

44. “DIP Facility Agent” means Bank of America, N.A., or any successor thereto, as administrative agent and collateral agent under the DIP Credit Agreement, solely in its capacity as such.

45. “DIP Facility Claims” means any Claim held by any of the DIP Facility Lenders or the DIP Facility Agent arising under or related to the DIP Credit Agreement.

46. “DIP Facility Lenders” means those certain lenders under the DIP Credit Agreement, solely in their capacity as such.

47. “Disallowed” means any Claim that is not Allowed.

48. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, which disclosure statement shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

49. “Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement, entered on [•], 2019 [Docket No. [•]].

50. “Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy law; (d) that is Filed in

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the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

51. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

52. “Distribution Date” means, except as otherwise set forth herein and except distributions to holders of public securities, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan.

53. “DTC” means The Depository Trust Company.

54. “Effective Date” means the date that is the first business day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan, and the Plan is deemed effective by the Debtors.

55. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

56. “Estate” means, as to each Debtor, the estate created for the Debtor pursuant to section 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

57. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) holders of the New Second Lien Term Loan; (c) the New Second Lien Term Loan Agent; (d) the Existing ABL Agent; (e) the Existing ABL Lenders; (f) the Consenting Stakeholders; (g) the Indenture Trustee; (h) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; and (i) with respect to each of the foregoing Entities in clauses (a) through (h), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors.

58. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

59. “Existing ABL Agent” means Bank of America, N.A., in its capacity as Administrative Agent under the Existing ABL Facility.

60. “Existing ABL Claims” means any Claim derived from, based upon, or secured by the Existing ABL Documents, including any Claim related to a letter of credit outstanding under the Existing ABL Credit Agreement.

61. “Existing ABL Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of January 26, 2015 (as amended, supplemented, or modified from time to time) among certain of the Debtors, Bank of America, N.A. as Administrative Agent and L/C Issuer, Wells Fargo Bank, National Association as Syndication Agent, Barclays Bank PLC as Documentation Agent, Merrill Lynch Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Bookrunners, and other lenders and L/C issuers from time to time party thereto.

62. “Existing ABL Documents” means the Existing ABL Credit Agreement and any other agreements or documents executed in connection therewith or related thereto.

63. “Existing ABL Facility” means that certain prepetition senior secured revolving financing facility dated as of January 26, 2015 in the aggregate principal amount of up to $80.0 million at any time outstanding among certain of the Debtors, the Existing ABL Agent, and the Existing ABL Lenders, which was cancelled upon the filing of these Chapter 11 Cases.

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64. “Existing ABL Lenders” means, collectively, each financial institution party to the Existing ABL Credit Agreement as a Lender thereunder (and as defined therein).

65. “Existing Common Interests” means the Interests in Parker arising from or related to the Existing Common Stock.

66. “Existing Common Stock” means the shares of common stock issued by Parker.

67. “Existing Common Stockholder Subscription Rights” means the non-certificated rights to be distributed to each Holder of Existing Common Stock that will enable each holder thereof to purchase its Pro Rata share of 9.2674% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, pursuant to the terms of the Rights Offering Procedures and the Backstop Commitment Agreement.

68. “Existing Interests” means, collectively, the Existing Preferred Stock and the Existing Common Stock.

69. “Existing L/C” has the meaning ascribed to such term in the Final DIP Order.

70. “Existing L/C Issuer” has the meaning ascribed to such term in the Final DIP Order.

71. “Existing Preferred Interests” means the Interests in Parker arising from or related to the Existing Preferred Stock.

72. “Existing Preferred Stockholder Subscription Rights” means the non-certificated rights to be distributed to each Holders of Existing Preferred Stock that will enable each holder thereof to purchase its Pro Rata share of 6.1783% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, pursuant to the terms of the Rights Offering Procedures and the Backstop Commitment Agreement.

73. “Existing Preferred Stock” means the shares of 7.25% Series A Mandatory Convertible Preferred Stock issued by Parker with a par value $1.00 per share.

74. “Exit Facility” means the secured revolving credit facility that Reorganized Parker and certain other Reorganized Debtors will incur on the Effective Date in accordance with the Exit Facility Documents.

75. “Exit Facility Agent” means Bank of America, N.A., as administrative and collateral agent under the Exit Facility Credit Agreement, solely in its capacity as such.

76. “Exit Facility Commitment Letter” means that certain letter agreement dated December 12, 2018 among Bank of America, N.A., in its capacity as a lead arranger and an initial lender, Deutsche Bank Securities Inc., in its capacity as a lead arranger, Deutsche Bank AG New York Branch, in its capacity as an initial lender, and Parker, by which the initial lenders committed to provide the Exit Facility to certain of the Reorganized Debtors.

77. “Exit Facility Credit Agreement” means the revolving credit agreement governing the Exit Facility.

78. “Exit Facility Documents” means the agreements and related documents governing the Exit Facility, which agreements and documents shall be consistent in all respects with the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders, and the Exit Facility Agent in accordance with the Exit Facility Commitment Letter.

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79. “Exit Facility Fee Letter” means that certain letter agreement dated December 12, 2018 among Bank of America, N.A., Deutsche Bank AG New York Branch, and Parker, setting forth Parker’s agreement to pay certain fees as consideration for the agreements and commitments under the Exit Facility Commitment Letter.

80. “Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

81. “File,” “Filed,” and “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court.

82. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

83. “Final DIP Order” means the Final Order Authorizing Limited Use of Cash Collateral, Obtaining Post-Petition Credit Secured by Senior Liens, Granting Adequate Protection, Scheduling a Final Hearing, and Granting Related Relief [Docket No. 174].

84. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

85. “General Unsecured Claim” means any Claim that is not Secured and is not: (a) an Administrative Claim; (b) a Professional Fee Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) a Notes Claim; or (f) an Intercompany Claim.

86. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

87. “Governance Term Sheet” has the meaning ascribed to such term in the Restructuring Support Agreement.

88. “Holder” means an Entity holding a Claim or Interest, as applicable.

89. “Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

90. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

91. “Indenture Trustee” means the Bank of New York Mellon Trust Company, N.A., and any successor thereto, as trustee under the 2020 Notes Indenture and the 2022 Notes Indenture, respectively.

92. “Indenture Trustee Expenses” means the reasonable and documented compensation, fees, expenses, disbursements, and claims for indemnity, subrogation, and contribution incurred or owed to the Indenture Trustee, whether prior to or after the Petition Date, in each case under the Indentures.

93. “Intercompany Claim” means any Claim held by a Debtor or a direct or indirect subsidiary of a Debtor against another Debtor.

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94. “Intercompany Interest” means, other than an Interest in Parker, an Interest in one Debtor held by another Debtor.

95. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor, including any Claim against the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to the foregoing.

96. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

97. “Management Incentive Plan” means a post-Effective Date management incentive plan, the terms of which shall be consistent in all respects with Article IV.H of the Plan and the Compensation Term Sheet and otherwise be on terms reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

98. “New Common Stock” means the common stock of Reorganized Parker.

99. “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents, of each of the Reorganized Debtors, which certificates or articles of incorporation, bylaws, or such other applicable formation documents shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance acceptable to the Required Consenting Stakeholders and reasonably acceptable to the Debtors.

100. “New Second Lien Agent” means the administrative agent under the New Second Lien Term Loan, as determined by the Required Consenting Stakeholders in their sole discretion.

101. “New Second Lien Term Loan” means $210 million new second lien secured term loan that Reorganized Parker will obtain on the Effective Date under the New Second Lien Term Loan Agreement.

102. “New Second Lien Term Loan Agreement” means that certain credit agreement for the New Second Lien Term Loan that Reorganized Parker and certain other Reorganized Debtors will enter into in accordance with the Restructuring Support Agreement (including the New Second Lien Term Loan Term Sheet) and which shall be consistent in all respect with the Restructuring Support Agreement (including the New Second Lien Term Loan Term Sheet) and otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

103. “New Second Lien Term Loan Term Sheet” has the meaning ascribed to such term in the Restructuring Support Agreement.

104. “New Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the New Warrants, which shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement (including the New Warrant Term Sheet) and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

105. “New Warrants” means the warrants to acquire an aggregate number of shares of New Common Stock equal to (after giving effect to the full exercise of the New Warrants) 13.5% of the New Common Stock, which will be issued pursuant to the New Warrant Agreement.

106. “New Warrant Term Sheet” has the meaning ascribed to such term in the Restructuring Support Agreement.

107. “Noteholder Subscription Rights” means the non-certificated rights to be distributed to each Holder of 2020 Notes Claims and 2022 Notes Claims that will enable each holder thereof to purchase its Pro Rata share of 26.4784% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, pursuant to the terms of the Rights Offering Procedures and the Backstop Commitment Agreement.

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108. “Notes” means, collectively, the 2020 Notes and the 2022 Notes.

109. “Notes Claim” means a 2020 Notes Claim or 2022 Notes Claim.

110. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

111. “Other Secured Claim” means any Secured Claim against any of the Debtors, other than an Existing ABL Claim.

112. “P-Card Issuer” has the meaning ascribed to such term in the Final DIP Order.

113. “Parker” means Parker Drilling Company.

114. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

115. “Petition Date” means the date, if applicable, on which the Debtors commenced the Chapter 11 Cases.

116. “Plan” means this joint chapter 11 plan (as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments hereto), which shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement to the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

117. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be Filed by the Debtors no later than 21 days before the Confirmation Hearing, or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the material New Organizational Documents; (b) the New Second Lien Term Loan Agreement; (c) the New Warrant Agreement; (d) a list of retained Causes of Action; (e) a disclosure of the members of the Reorganized Parker Board; (f) the Schedule of Assumed Executory Contracts and Unexpired Leases; (g) the Schedule of Rejected Executory Contracts and Unexpired Leases; (h) the Restructuring Transactions Exhibit; (i) the form of the Management Incentive Plan; (j) the Registration Rights Agreement; and (k) the material Exit Facility Documents. Such documents shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement, and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date, subject to the terms of the Plan, the Restructuring Support Agreement and the Backstop Commitment Agreement, including the consent rights of the Required Consenting Stakeholders.

118. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

119. “Pro Rata” means the proportion that an Allowed Claim or Existing Common Stock or Existing Preferred Stock in a particular Class bears to the aggregate amount of the Allowed Claims or Existing Common Stock or Existing Preferred Stock in that respective Class, or the proportion of the Allowed Claims or Existing Common Stock or Existing Preferred Stock in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Existing Common Stock or Existing Preferred Stock under the Plan.

120. “Professional” means an Entity employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

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121. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

122. “Professional Fee Claim” means all Administrative Claims for the aggregate amount of compensation and other unpaid fees and expenses of Professionals that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates such Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

123. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the total estimated amount of the Professional Fee Amount as set forth in Article II.B of the Plan.

124. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.

125. “Put Option Cash Premium” has the meaning ascribed to such term in the Backstop Commitment Agreement.

126. “Put Option Equity Premium” means a premium equal to 3.3539% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, payable to the Backstop Commitment Parties in accordance with the Backstop Commitment Agreement.

127. “Registration Rights Agreement” means that certain registration rights agreement by and among Reorganized Parker and certain of the Consenting Stakeholders party thereto, which registration rights agreement shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Required Consenting Stakeholders and the Debtors.

128. “Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims or Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

129. “Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the holders of the New Second Lien Term Loan; (c) the New Second Lien Agent; (d) the Existing ABL Agent; (e) the Existing ABL Lender(s); (f) the Consenting Stakeholders; (g) the Indenture Trustee; (h) the Exit Facility Agent; (i) the Exit Facility Lenders; (j) the DIP Facility Agent; (k) the DIP Facility Lenders; (l) the Existing L/C Issuer; (m) the P-Card Issuer; (n) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies; and (o) with respect to each of the foregoing Entities in clauses (a) through (n), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors.

130. “Releases” means the releases provided for in Article VIII of the Plan.

131. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the holders of New Second Lien Term Loan; (c) the New Second Lien Agent; (d) the Existing ABL Agent; (e) the Existing ABL Lender(s); (f) the Consenting Stakeholders; (g) the Indenture Trustee; (h) the Exit Facility Agent; (i) the Exit Facility Lenders; (j) the DIP Facility Agent; (k) the DIP Facility Lenders; (l) the Existing L/C Issuer; (m) the P-Card Issuer; (n) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies; (o)

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with respect to each of the foregoing Entities in clauses (a) through (n), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors; and (p) all Holders of Claims and Interests not described in the foregoing clauses (a) through (o).

132. “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Restructuring Transactions, or any successor thereto.

133. “Reorganized Parker” means Parker, as reorganized pursuant to and under the Plan, or any successor thereto.

134. “Reorganized Parker Board” means the board of directors of Reorganized Parker on and after the Effective Date.

135. “Required Consenting Stakeholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

136. “Restructuring Support Agreement” means that certain restructuring support agreement, entered into and dated as of December 12, 2018 by and among the Debtors and the Restructuring Support Parties, including all exhibits and schedules attached thereto, as such agreement may be amended from time to time in accordance with the terms thereof.

137. “Restructuring Support Parties” means, collectively, the Consenting Stakeholders and the Debtors, in each case, that are party to the Restructuring Support Agreement.

138. “Restructuring Term Sheet” means the term sheet attached as Exhibit A to the Restructuring Support Agreement.

139. “Restructuring Transactions” mean those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors and the Consenting Stakeholders reasonably determine to be necessary to implement the Plan.

140. “Restructuring Transactions Exhibit” means an exhibit, which may be included, as needed, in the Plan Supplement, and which sets forth the Restructuring Transactions the Debtors shall implement on the Effective Date.

141. “Rights Offering” means the distribution of Subscription Rights to the Rights Offering Participants, pursuant to which such Holders are eligible to purchase Rights Offering Shares in accordance with the Rights Offering Procedures.

142. “Rights Offering Offerees” means, collectively, (i) the Holders of Existing Preferred Stock and Existing Common Stock and (ii) the Holders of the Notes Claims.

143. “Rights Offering Participants” means, collectively, (i) the Holders of Existing Preferred Stock and Existing Common Stock and (ii) the Holders of the Notes Claims who duly subscribe for New Common Stock in accordance with the Rights Offering Procedures.

144. “Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering, approved by the Disclosure Statement Order, which rights offering procedures shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

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145. “Rights Offering Shares” means, collectively, the shares of New Common Stock issued in the Rights Offering.

146. “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule (including any modifications or amendments thereto), if any, of certain Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, as amended by the Debtors from time to time in accordance with the Plan, which schedule shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

147. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (including any amendments or modifications thereto), if any, of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, as amended by the Debtors from time to time in accordance with the Plan, which schedule shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

148. “Schedules” means, collectively, the schedules of assets and liabilities and statements of financial affairs Filed by the Debtors.

149. “SEC” means the Securities and Exchange Commission.

150. “Secured” means, when referring to a Claim: (a) secured by a lien on property in which any of Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

151. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended from time to time.

152. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act. “Securities” shall have a correlative meaning.

153. “Servicer” means an agent or other authorized representative of Holders of Claims or Interests.

154. “Solicitation Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.

155. “Solicitation Commencement Date” means the date of distribution of the Solicitation Materials to Holders of Claims and Interests in Voting Classes.

156. “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan, which solicitation materials shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

157. “Subscription Rights” means, collectively, the Existing Common Stockholder Subscription Rights, Existing Preferred Stockholder Subscription Rights, and Noteholder Subscription Rights.

158. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Existing Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

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159. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party to that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

160. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

161. “Unsubscribed Shares” has the meaning ascribed to such term in the Backstop Commitment Agreement.

162. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

163. “Voting Classes” has the meaning ascribed to such term in the Disclosure Statement Order.

B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (5) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (12) the words “include” and “including” and variations thereof shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation,” and (13) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a business day, then such transaction shall instead occur on the next succeeding business day.

D.	Governing Law

Except to the extent a rule of law or procedure is supplied by federal law (including the Bankruptcy Code or Bankruptcy Rules), and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

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E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and any document included in the Plan Supplement, the applicable Plan Supplement Document shall control. In the event of an inconsistency between the Confirmation Order and any of the Plan, the Disclosure Statement, or the Plan Supplement, the Confirmation Order shall control. For the avoidance of doubt, the executed post-Effective Date Definitive Documents shall control the matters set forth therein in the event of a conflict between any such Definitive Document and any other document.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.	Administrative Claims

Except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed with the Bankruptcy Court no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the

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Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than 3 business days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates, and the Professional Fee Escrow Account shall be maintained in trust solely for the benefit of Holders of Professional Fee Claims. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid shall be turned over to the Reorganized Debtors.

From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor (with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld) against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

D.	DIP Claims

As of the Effective Date, the DIP Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the DIP Credit Agreement. Except to the extent that a Holder of an Allowed DIP Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each such Holder shall receive payment in full in cash. Upon the payment in full of the Allowed DIP Claims in accordance with the Plan, on the Effective Date, all Liens and security interests granted to secure such obligations shall be automatically terminated and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

E.	Statutory Fees

All fees due and payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

The Plan constitutes a separate plan proposed by each Debtor within the meaning of section 1121 of the Bankruptcy Code. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description

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of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Existing Interest in that Class and has not been paid, released, or otherwise satisfied or disallowed by Final Order prior to the Effective Date. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors, as applicable; provided, that any Class that does not contain any Allowed Claims or Existing Interests with respect to a particular Debtor will be treated in accordance with Article III.D below.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Deemed to Accept
2	Other Priority Claims	Unimpaired	Deemed to Accept
3	Reserved
4	2020 Notes Claims	Impaired	Entitled to Vote
5	2022 Notes Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Unimpaired	Deemed to Accept
7	Intercompany Claims	Unimpaired, or Impaired	Deemed to Accept, or Deemed to Reject
8	Intercompany Interests	Unimpaired	Deemed to Accept
9	Existing Preferred Interests	Impaired	Entitled to Vote
10	Existing Common Interests	Impaired	Entitled to Vote

B.	Treatment of Classes of Claims and Interests

1.	Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims against the Debtors.

b.

Treatment: Each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld) either:

i.	payment in full in Cash;

ii.	delivery of the collateral securing any such Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

iii.	Reinstatement of such Other Secured Claim; or

iv.	such other treatment rendering such Other Secured Claim Unimpaired.

c.

Voting: Class 1 is Unimpaired. Holders of Allowed Other Secured Claims in Class 1 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims in Class 1 are not entitled to vote to accept or reject the Plan.

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2.	Class 2 — Other Priority Claims

a.	Classification: Class 2 consists of all Other Priority Claims against the Debtors.

b.

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted agree to less favorable treatment for such Holder, in full and final satisfaction of each Allowed Other Priority Claim against the Debtors, each Holder of an Allowed Other Priority Claim shall receive either:

i.	Cash in an amount equal to such Allowed Other Priority Claim; or

ii.	such other treatment rendering such Other Priority Claim Unimpaired.

c.

Voting: Class 2 is Unimpaired. Holders of Allowed Other Priority Claims in Class 2 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims in Class 2 are not entitled to vote to accept or reject the Plan.

3.	Class 3 — Reserved

4.	Class 4 — 2020 Notes Claims

a.	Classification: Class 4 consists of all 2020 Notes Claims against the Debtors.

b.	Treatment: In full and final satisfaction of each Allowed 2020 Notes Claim, each Holder of an Allowed 2020 Notes Claim shall receive its Pro Rata share of:

i.

34.3431% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Equity Premium, and the exercise of the New Warrants;

ii.	$92,571,429.00 of the New Second Lien Term Loan;

iii.	38.4615% of the Noteholder Subscription Rights; and

iv.	cash sufficient to satisfy the Indenture Trustee Expenses, to the extent not otherwise paid by the Debtors.

c.	Voting: Class 4 is Impaired. Holders of Allowed 2020 Notes Claims in Class 4 are entitled to vote to accept or reject the Plan.

5.	Class 5 — 2022 Notes Claims

a.	Classification: Class 5 consists of all 2022 Notes Claims against the Debtors.

b.	Treatment: In full and final satisfaction of each Allowed 2022 Notes Claim, each Holder of an Allowed 2022 Notes Claim shall receive its Pro Rata share of:

i.

62.9069% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Equity Premium, and the exercise of the New Warrants;

ii.	$117,428,571.00 of the New Second Lien Term Loan;

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iii.	61.5385% of the Noteholder Subscription Rights; and

iv.	cash sufficient to satisfy the Indenture Trustee Expenses, to the extent not otherwise paid by the Debtors.

c.	Voting: Class 5 is Impaired. Holders of Allowed 2022 Notes Claims in Class 5 are entitled to vote to accept or reject the Plan.

6.	Class 6 — General Unsecured Claims

a.	Classification: Class 6 consists of all General Unsecured Claims against the Debtors.

b.

Treatment: In full and final satisfaction of each Allowed General Unsecured Claim, each Holder thereof shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of: (i) the Effective Date; or (ii) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.

c.

Voting: Class 6 is Unimpaired. Holders of Allowed General Unsecured Claims in Class 6 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims in Class 6 are not entitled to vote to accept or reject the Plan.

7.	Class 7 — Intercompany Claims

a.	Classification: Class 7 consists of all Intercompany Claims against the Debtors.

b.

Treatment: Unless otherwise provided for under the Plan, on the Effective Date, Intercompany Claims shall be reinstated, compromised, or cancelled at the election of the Debtors (with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld), such that Intercompany Claims are treated in a tax-efficient manner.

c.

Voting: Class 7 is either Unimpaired, in which case the Holders of Allowed Intercompany Claims in Class 7 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Allowed Intercompany Claims in Class 7 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Allowed Intercompany Claim in Class 7 will not be entitled to vote to accept or reject the Plan.

8.	Class 8 — Intercompany Interests

a.	Classification: Class 8 consists of any Intercompany Interests in any Debtor.

b.	Treatment: On the Effective Date, Allowed Intercompany Interests shall receive no recovery or distribution and shall be Reinstated solely to maintain the Debtors’ corporate structure.

c.

Voting: Class 8 is Unimpaired. Holders of Allowed Intercompany Interests in Class 8 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Intercompany Interests in Class 8 are not entitled to vote to accept or reject the Plan.

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9.	Class 9 — Existing Preferred Interests

a.	Classification: Class 9 consists of all Existing Preferred Interests in Parker.

b.	Treatment: On the Effective Date, each Existing Preferred Interest in Parker shall be cancelled and shall be of no further force and effect. Each Holder thereof shall receive its Pro Rata share of:

i.

1.1% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Equity Premium, and the exercise of the New Warrants;

ii.	the Existing Preferred Stockholder Subscription Rights; and

iii.	40.0% of the New Warrants.

c.	Voting: Class 9 is Impaired. Holders of Existing Preferred Interests in Class 9 are entitled to vote to accept or reject the Plan.

10.	Class 10 — Existing Common Interests

a.	Classification: Class 10 consists of all Existing Common Interests in Parker.

b.	Treatment: On the Effective Date, each Existing Common Interest in Parker shall be cancelled and shall be of no further force and effect. Each Holder thereof shall receive its Pro Rata share of:

i.

1.65% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Premium, and the exercise of the New Warrants;

ii.	the Existing Common Stockholder Subscription Rights; and

iii.	60.0% of the New Warrants.

c.	Voting: Class 10 is Impaired. Holders of Existing Common Interests in Class 10 are entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Existing Interest, or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

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E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote on the Plan and no Holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Interests in such Class.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class(es) of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Restructuring Support Agreement, the Backstop Commitment Agreement, the Bankruptcy Code and the Bankruptcy Rules.

G.	Intercompany Interests

To the extent Reinstated under the Plan, the Intercompany Interests shall be Reinstated for the ultimate benefit of the Holders of Claims that receive New Common Stock under the Plan, and shall receive no recovery or distribution. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date (subject to the Restructuring Transactions).

H.	Subordinated Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and Existing Interests and their respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims, Interests, and Causes of Action

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, Causes of Action, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

B.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall consummate the Reorganization Transactions and take all actions reasonably acceptable to the Consenting Stakeholders as may be necessary or appropriate to effectuate the Restructuring Transactions, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring,

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conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree, including, but not limited to the documents comprising the Plan Supplement and the New Organizational Documents; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement and having other terms for which the applicable Entities may agree; (3) the execution, delivery and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable New Organizational Documents; (4) such other transactions that are required to effectuate the Restructuring Transactions; and (5) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

C.	New Second Lien Term Loan

On the Effective Date, the Reorganized Debtors shall enter into the New Second Lien Term Loan Agreement and any related documents to the extent a party thereto, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith. The Confirmation Order shall approve the New Second Lien Term Loan, the New Second Lien Term Loan Agreement and all related documents and agreements, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, authorization of the Reorganized Debtors to enter into and execute the New Second Lien Term Loan Agreement and all related documents and agreements to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

The lenders under the New Second Lien Term Loan Agreement shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the New Second Lien Term Loan Agreement and all related documents and agreements. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the New Second Lien Term Loan and all related documents and agreements are granted in good faith as an inducement to the lenders under the New Second Lien Term Loan Agreement to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the New Second Lien Term Loan Agreement and any relevant related documents and agreements.

D.	Issuance and Distribution of New Common Stock

All Existing Interests in Parker shall be cancelled on the Effective Date and Reorganized Parker shall issue the New Common Stock to Holders of Claims and Interests entitled to receive New Common Stock pursuant to the Plan, the Rights Offering, and the Backstop Commitment Agreement. The issuance of New Common Stock shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable. All New Common Stock issued under the Plan (including the New Common Stock underlying the New Warrants) shall be duly authorized, validly issued, fully paid, and non-assessable.

E.	Issuance and Distribution of New Warrants

On the Effective Date, Reorganized Parker shall issue the New Warrants to Holders of Existing Interests pursuant to the Plan and in accordance with the New Warrant Agreement. The issuance of the New Warrants, including the underlying New Common Stock, shall be duly authorized without the need for any further corporate action. The holders of New Warrants shall be deemed to be parties to, and bound by, the terms of the New Warrant Agreement (solely in their capacity as shareholders and warrant holders of Reorganized Parker) without further action or signature. The New Warrant Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Warrants shall be bound thereby.

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F.	Rights Offering

The Debtors shall distribute the Subscription Rights for the $95,000,000.00 Rights Offering to the Rights Offering Offerees as set forth in the Plan and the Rights Offering Procedures. Pursuant to the Backstop Commitment Agreement, the Rights Offering Procedures, and the Plan, the Rights Offering shall be open to all Rights Offering Participants.

Upon exercise of the Subscription Rights by the Rights Offering Participants pursuant to the terms of the Backstop Commitment Agreement, the Rights Offering Procedures, and the Plan, the Reorganized Debtors shall be authorized to issue the New Common Stock in accordance with the Plan, the Backstop Commitment Agreement, and the Rights Offering Procedures.

Pursuant to the Backstop Commitment Agreement, the Backstop Commitment Parties shall purchase any Rights Offering Shares not subscribed to by Rights Offering Participants at the per share purchase price set forth in the Backstop Commitment Agreement. On the Effective Date, the rights and obligations of the Debtors under the Backstop Commitment Agreement shall vest in the Reorganized Debtors.

In addition, on the Effective Date, New Common Stock in an amount equal to the Put Option Equity Premium shall be distributed to the Backstop Commitment Parties under and as set forth in the Backstop Commitment Agreement.

G.	Exit Facility

On the Effective Date, the applicable Reorganized Debtors shall enter into the Exit Facility Documents to the extent a party thereto, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith. The Confirmation Order shall include approval of the Exit Facility and the Exit Facility Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, authorization of the Reorganized Debtors to enter into, execute, and perform under the Exit Facility Documents and all related documents and agreements to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith. Notwithstanding anything in the Plan or Plan Supplement to the contrary, the Exit Facility Lenders shall not be obligated to enter into or fund the Exit Facility other than as set forth in the Exit Facility Commitment Letter and the Exit Facility Fee Letter.

The Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to any Claims, Causes of Action, avoidance, reduction, recharacterization, subordination (whether contractual or otherwise), cross claim, disallowance, impairment, objection, or challenges under any applicable law or regulation by any Person for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law.

The lenders under the Exit Facility shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Facility Documents are granted in good faith as an inducement to the lenders under the Exit Facility to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, recharacterization, or subordination (whether contractual or otherwise) for any purposes whatsoever, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Facility Documents. The Reorganized Debtors and the persons and entities granted such Liens are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens to third parties.

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H.	Management Incentive Plan

The entry of the Confirmation Order shall constitute approval of the Management Incentive Plan and the authorization for the Reorganized Parker Board to adopt such plan.

I.	Management of Reorganized Parker

The Debtors’ current management team shall remain in their current positions after consummation of the Restructuring Transactions, and shall enter into new employment agreements in connection with the Restructuring Transactions on terms and conditions consistent with the Compensation Term Sheet and otherwise reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

J.	Exemption from Registration Requirements

The offering, issuance, and distribution of any Securities, including the New Common Stock, and New Warrants, pursuant to the Plan, including the Rights Offering Shares and the New Common Stock issued on account of the Put Option Equity Premium, will be exempt from the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, only to the extent such exemption under Section 1145 of the Bankruptcy Code is not available, any other available exemption from registration under the Securities Act. Pursuant to section 1145 of the Bankruptcy Code, the New Common Stock and New Warrants issued under the Plan may be sold without registration under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (2) any other applicable regulatory approval; and (3) the transfer restrictions set forth in the New Organizational Documents, if any. All Unsubscribed Shares of New Common Stock issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement (other than shares of New Common Stock issued on account of the Put Option Equity Premium) will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

If the ownership of the New Common Stock, the New Warrants or the New Common Stock issued upon the exercise of the New Warrants is reflected through the facilities of the DTC, neither the Debtors, the Reorganized Debtors, nor any other Person shall be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock and the New Warrants under applicable securities laws.

DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock, the New Warrants and/or shares of New Common Stock issued upon the exercise of the New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock, the New Warrants and the shares of New Common Stock issued upon the exercise of the New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

K.	Vesting of Assets

Except as otherwise provided in the Plan or in any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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L.	Cancelation of Instruments, Certificates, and Other Documents

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all notes, instruments, Certificates, and other documents evidencing Claims or Interests, including the Existing ABL Credit Agreement, the 2020 Notes, the 2022 Notes, and any other credit agreements and indentures, shall be terminated and canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged. In addition to the foregoing, the Indentures shall continue in effect solely to the extent necessary to: (i) allow a disbursing agent or the Indenture Trustee to make distributions to the Holders of Notes Claims; (ii) permit the Indenture Trustee to assert its charging lien; and (iii) allow the Indenture Trustee to maintain any right of indemnification, contribution, subrogation or any other claim or entitlement it may have under the Indenture.

If the record holder of the 2020 Notes or 2022 Notes is DTC or its nominee or another securities depository or custodian thereof, and such 2020 Notes or 2022 Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the 2020 Notes or 2022 Notes shall be deemed to have surrendered such Holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

M.	Corporate Action

On and after the Effective Date, all actions contemplated by the Plan are and shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action, including, as applicable: (1) the adoption, execution, and/or filing of the New Organizational Documents; (2) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the Reorganized Parker Board; (3) the authorization, issuance, and distribution of the New Second Lien Term Loan, the Exit Facility, and the New Common Stock and the New Warrants and the execution, delivery, and filing of any documents pertaining thereto, as applicable; (4) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (5) the formation of any Entities pursuant to the Restructuring Transactions; (6) the implementation of the Restructuring Transactions; (7) the adoption of the Management Incentive Plan by the Reorganized Parker Board; and (8) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further corporate or other action by any Security holders, members, directors, or officers of the Debtors or Reorganized Debtors, as applicable.

On or before the Effective Date, as applicable, the appropriate directors and officers of the Debtors or the Reorganized Debtors shall be (or shall be deemed to have been) authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, including and any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.M shall be effective notwithstanding any requirements under non-bankruptcy law.

N.	Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation or bylaws (or other analogous formation,

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constituent or governance documents) is amended by the Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law). Notwithstanding the foregoing, the Debtors reserve the right to modify the Debtors’ corporate structure as of the Effective Date, including by merger or liquidation of any Reorganized Debtor or otherwise.

O.	New Organizational Documents

On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors’ certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies) shall be amended or amended and restated, as applicable, as may be required to be consistent with the provisions of the Plan, the Restructuring Support Agreement (including the Governance Term Sheet) the New Organizational Documents, as applicable, and the Bankruptcy Code. To the extent required under the Plan or applicable nonbankruptcy law, the Reorganized Debtors will file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. The New Organizational Documents shall, among other things: (1) authorize the issuance of the New Common Stock and the New Warrants and the shares of New Common Stock issued upon the exercise of the New Warrants; and (2) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents.

P.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors and managers (or other relevant governing body) thereof, including the Reorganized Parker Board, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

Q.	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; (4) the grant of collateral as security for the New Second Lien Term Loan, as applicable; or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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R.	Directors and Officers

As of the Effective Date, the term of the current members of the boards of directors of the Debtors shall expire, and the initial boards of directors, including the Reorganized Parker Board, as well as the officers of each of the Reorganized Debtors, shall be appointed in accordance with the New Organizational Documents and other constituent documents of each Reorganized Debtor. As set forth in the Restructuring Support Agreement (including the Governance Term Sheet), the initial Reorganized Parker Board shall consist of 7 members, consisting of (i) 6 members selected by the Required Consenting Stakeholders in their sole discretion and (ii) the Chief Executive Officer of Reorganized Parker. The Chief Executive Officer of Parker shall be permitted to participate in any formal interviews of candidates for the Reorganized Parker Board to the extent that the Chief Executive Officer is available whenever such formal interviews are scheduled.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the Reorganized Parker Board, as well as those Persons that will serve as officers of the Reorganized Debtors. To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Provisions regarding the removal, appointment, and replacement of members of the Reorganized Parker Board will be disclosed in the New Organizational Documents.

S.	Employee Arrangements of the Reorganized Debtors

On the Effective Date, the Debtors shall have (1) assumed each of the written contracts, agreements, policies, programs and plans for compensation, bonuses, reimbursement, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the Debtors’ current and former employees, directors, officers, and managers, including executive compensation programs and existing compensation arrangements for the employees of the Debtors (but excluding any severance agreements with any of Debtors’ former employees) that are not set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases; or (2) entered into a new employee agreement on terms acceptable to the respective employee and the Reorganized Debtors, and on the terms and conditions and subject to the approval rights set forth in the Restructuring Support Agreement (including the Compensation Term Sheet attached thereto as Exhibit 4 thereto); provided, that it is agreed and understood that any employment agreements or arrangements that constitute a component of at will employment arrangements, are provided or determined in the Debtors’ discretion, or are subject to modification or termination by the Debtors in accordance with applicable law will remain as such with respect to the Reorganized Debtors. Except to the extent provided by Article VIII of the Plan, nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such employment agreements. Notwithstanding the foregoing, it is agreed an understood that (i) the consummation of the Restructuring Transactions and the Plan shall not trigger any change in control provision (or other similar provision) under any contract, agreement, policy, program, or plan; and (ii) the Debtors’ existing quarterly cash incentive program for insiders will terminate at the end of the calendar quarter during which the Effective Date occurs in accordance with the Compensation Term Sheet.

Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

T.	Preservation of Causes of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions

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specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.T include any claim or Cause of Action with respect to, or against, a Released Party that is released under Article VIII of the Plan.

In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to the first paragraph of this Article IV.T that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

U.	Indenture Trustee Expenses

On the Effective Date, the Debtors or Reorganized Debtors shall distribute Cash to the Indenture Trustee in an amount equal to the Indenture Trustee Expenses; provided, that the Indenture Trustee shall provide the Debtors with the invoices for which it seeks payment no later than five (5) days prior to the Effective Date. If the Debtors dispute any Indenture Trustee Expenses, the Debtors shall (i) pay the undisputed portion of the Indenture Trustee Expenses and (ii) notify the Indenture Trustee within five (5) days after presentation of the invoices by the Indenture Trustee.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption or Rejection of Executory Contracts and Unexpired Leases

Each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Exit Facility Commitment Letter, and Exit Facility Fee Letter were previously approved by the Bankruptcy Court and shall not be rejected.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith. To the extent applicable, no change of control (or similar provision) will be deemed to occur under any such Executory Contract or Unexpired Lease.

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B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, must be Filed with the Bankruptcy Court within 30 days after the date of the order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary. Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed with the Solicitation Agent on or before 15 days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before the Confirmation Hearing. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Confirmation Hearing or at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors and Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any such unresolved dispute.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

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D.	Indemnification

On and as of the Effective Date, the Indemnification Provisions will be assumed, irrevocable with respect to any claims relating to acts or omissions occurring at or prior to the Effective Date, and will survive the effectiveness of the Plan, and the New Organizational Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ directors, officers, employees, or agents that were employed by, or serving on the board of directors (or similar governing body) of, any of the Debtors as of the Petition Date, to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights with respect to any claims relating to acts or omissions occurring at or prior to the Effective Date.

E.	Insurance Policies

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim or Cure Claim need be Filed, and shall survive the Effective Date.

On or before the Effective Date, the Debtors shall purchase and maintain tail coverage under the D&O Liability Insurance Policies for the six-year period following the Effective Date on terms no less favorable than under, and with an aggregate limit of liability no less than the aggregate limit of liability under, the existing D&O Liability Insurance Policies. In addition to such tail coverage, the D&O Liability Insurance Policies shall remain in place in the ordinary course during the Chapter 11 Cases.

F.	Contracts and Leases After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Such contracts and leases that are not rejected under the Plan shall survive and remain unaffected by entry of the Confirmation Order.

G.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

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H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date

Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Claim or Interest, on the first Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Article III.B.2 and Article III.B.1, respectively. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. A Distribution Date shall occur no more frequently than once in every 90-day period after the Effective Date, as necessary, in the Reorganized Debtors’ sole discretion.

B.	Rights and Powers of the Distribution Agent

1.	Powers of Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

C.	Special Rules for Distributions to Holders of Disputed Claims

Except as otherwise agreed by the relevant parties: (1) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (2) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order for the Claims have been Allowed or expunged. Any dividends or other distributions arising from property distributed to Holders of Allowed Claims in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class.

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Any fund established to hold consideration to be received under the Plan pending resolution of Disputed Claims shall be treated as a “disputed ownership fund” pursuant to Treasury Regulation section 1.468B-9. Any such fund shall, therefore, be subject to entity-level taxation. For the avoidance of doubt, any New Common Stock shall not be issued to such fund; rather, Reorganized Parker shall retain sufficient authorized, but unissued, New Common Stock and issue them directly to Holders of Claims following the resolution of Disputed Claims.

D.	Delivery of Distributions

1.	Record Date for Distributions

Except for distributions to holders of public securities, three business days before the Effective Date, the various transfer registers for each Class of Claims as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record Holders of any Claims. The Distribution Agent shall have no obligation to recognize any transfer of Claims or Interests occurring on or after 3 business days before the Effective Date. In addition, with respect to payment of any Cure amounts or disputes over any Cure amounts, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount. For the avoidance of doubt, no record date for distributions shall apply to holders of public securities.

2.	Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that with respect to distributions to Holders of Allowed Claims governed by a separate agreement, shall exercise commercially reasonable efforts to implement appropriate mechanics governing such distributions in accordance with the Plan and the terms of the relevant governing agreement.    Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims and Existing Interests, including Claims and Interests that become Allowed after the Effective Date, shall be made to Holders of record or their respective designees as of 3 business days before the Effective Date: (a) to the address of such Holder or designee as set forth in the applicable register (or if the appropriate notice has been provided pursuant to the governing agreement in writing, on or before the date that is 10 calendar days before the Effective Date, of a change of address or an identification of designee, to the changed address or to such designee, as applicable); or (b) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the applicable register, no Proof of Claim has been Filed, and the Distribution Agent has not received a written notice of a change of address on or before the date that is 10 calendar days before the Effective Date. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan. Except as otherwise provided in the Plan, Holders of Claims and Holders of Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

3.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, or withholding distributions pending receipt of information necessary to facilitate such distributions. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

4.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

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5.	Fractional, Undeliverable, and Unclaimed Distributions

a.

Fractional Distributions. Whenever any distribution of fractional shares of New Common Stock or the New Second Lien Term Loan would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction to the nearest interest or share or dollar, as applicable, with half interests of shares, or any amount equal to $0.50, or less being rounded down. The total number of authorized shares of New Common Stock and New Warrants to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

b.

Undeliverable Distributions. If any distribution to a Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is canceled pursuant to Article VI.D.5.c of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

c.

Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of 6 months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is comprised of New Common Stock or New Warrants, each shall be deemed canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

6.	Surrender of Canceled Instruments or Securities

On the Effective Date, each Holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim is governed by an agreement and administered by a Servicer). Such Certificate shall be canceled solely with respect to the Debtors, and such cancelation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article VI.D.6 shall not apply to any Claims and Interests Reinstated pursuant to the terms of the Plan.

E.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

A Claim shall be correspondingly reduced, and the applicable portion of such Claim shall be Disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor; provided that the Debtors shall provide 21 calendar days’ notice to the Holder prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Bankruptcy Court. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 calendar days of receipt thereof, repay or return the distribution to the Reorganized

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Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each business day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that the Debtors shall provide 21 calendar days’ notice to the Holder of such Claim prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article VIII), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

F.	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

G.	Allocation Between Principal and Accrued Interest

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Allowed Claims, to any portion of such Claims for accrued but unpaid interest.

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ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Allowance of Claims

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

B.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors and the Consenting Stakeholders shall have the sole authority to File and prosecute objections to Claims, and the Reorganized Debtors shall have the sole authority to (1) settle, compromise, withdraw, litigate to judgment, or otherwise resolve objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (2) settle, compromise, or resolve any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. On and after the Effective Date, the Reorganized Debtors will use commercially reasonable efforts to advance the claims resolution process through estimation or otherwise.

C.	Estimation of Claims

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including, without limitation, pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without an objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the Claims Objection Bar Date.

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F.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an Indemnification Obligation shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as otherwise provided herein or as agreed to by the Reorganized Debtors, any and all Proofs of Claim Filed after the Claims Bar Date shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.

G.	Amendments to Claims

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.

H.	No Distributions Pending Allowance

If an objection to a Claim or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim, unless otherwise determined by the Reorganized Debtors.

I.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law or as otherwise provided herein.

ARTICLE VIII.

EFFECT OF CONFIRMATION OF THE PLAN

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Debtor Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or

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retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

B.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

1. the Debtors, the Debtors’ restructuring efforts, intercompany transactions, or the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Plan, the Disclosure Statement or the Rights Offering Procedures;

2. any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, including the Rights Offering;

3. the Chapter 11 Cases, the Disclosure Statement, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

4. any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any claims related to any act or omission that is determined in a final order to have constituted actual fraud, (ii) the rights of any party under any employment agreement or plan, or (iii) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

C.	Releases by Holders of Claims and Interests

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:

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1. the Debtors, the Debtors’ restructuring efforts, intercompany transactions, or the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Plan, the Disclosure Statement or the Rights Offering Procedures;

2. any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, including the Rights Offering;

3. the Chapter 11 Cases, the Disclosure Statement, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

4. any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any claims related to any act or omission that is determined in a final order to have constituted actual fraud or (ii) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

D.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Rights Offering, the Rights Offering Procedures, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties or the Exculpated Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating,

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perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

F.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

G.	Release of Liens

Except as otherwise specifically provided in the Plan, the New Second Lien Term Loan Agreement, the Exit Facility Documents, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors, or any other Holder of a Secured Claim. In addition, at the sole expense of the Debtors or the Reorganized Debtors, the Holders of Secured Claims shall execute and deliver all documents reasonably requested by the Debtors, Reorganized Debtors or administrative agent(s) for the Exit Facility and the New Second Lien Term Loan to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors and their designees to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.

H.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as non-contingent, or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

I.	Recoupment

In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

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J.	Subordination Rights

Any distributions under the Plan to Holders of Allowed Claims or Existing Interests shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. On the Effective Date, any such subordination rights shall be deemed waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan; provided, that any such subordination rights shall be preserved in the event the Confirmation Order is vacated, the Effective Date does not occur in accordance with the terms hereunder or the Plan is revoked or withdrawn.

K.	SEC Rights Reserved

Nothing in the Plan or the Confirmation Order (1) releases any non-Debtor Entity from any Claim or cause of action of the SEC; or (2) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, causes of action, proceedings or investigations against any non-Debtor Entity in any forum.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of the Plan:

1. The Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent in all respects with the Restructuring Support Agreement and otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders, and the Confirmation Order shall be a Final Order; provided, that notwithstanding anything to the contrary herein, the determination to not consummate the Plan after the expiration of the applicable period to file an appeal solely on the basis that the Confirmation Order has not become a Final Order after the applicable appeals period has elapsed due to a pending appeal shall require the unanimous written consent of all Consenting Stakeholders represented by Akin Gump; and provided, further, that in the event that the Effective Date of the Plan does not occur solely as a result of the Confirmation Order not being a Final Order after the applicable period has elapsed due to a pending appeal, the Backstop Commitment Parties shall not be entitled to receive the Put Option Equity Premium until and unless the Plan, including the Rights Offering, is consummated, and the Put Option Cash Premium received by the Backstop Commitment Parties in connection with execution of the Backstop Commitment Agreement shall be returned to the Debtors in accordance therewith;

2. The Plan, the Definitive Documents, and all documents contained in any Plan supplement, including any exhibits, schedules, amendments, modifications or supplements thereto, shall have been executed and/or filed, in form and substance consistent in all respects with the Restructuring Support Agreement and otherwise reasonably acceptable to the Company Parties and the Required Consenting Stakeholders and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement;

3. The Exit Facility Documents shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Facility shall have been satisfied or duly waived in writing;

4. The Backstop Commitment Agreement and the Restructuring Support Agreement shall remain in full force and effect, all conditions shall have been satisfied thereunder, and there shall be no breach that would give rise to a right to terminate the Backstop Commitment Agreement or the Restructuring Support Agreement for which notice has been given in accordance with the terms thereof (including by the requisite parties thereunder), or such notice could have been given to the extent such notice is not permitted due to the commencement of the Chapter 11 cases and the related automatic stay;

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5. No court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting, in a material respect, the consummation of the Plan, the Restructuring, the Restructuring Support Agreement or any of the Definitive Documents contemplated thereby;

6. The Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions;

7. The Debtors shall have paid all Consenting Stakeholder Fees and Expenses;

8. All Allowed Professional Fee Claims shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;

9. Immediately after the consummation of the Restructuring, the Company shall have at least $25 million unrestricted cash, net of all fees, expenses, and any other payments contemplated in connection with the consummation of the Restructuring Transactions, without taking into account the proceeds of the Rights Offering;

10. The Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Restructuring Support Agreement (subject to the consent rights of the Parties set forth therein); and

11. All Allowed DIP Claims shall have been paid in full in accordance with the terms hereof.

B.	Waiver of Conditions

The conditions to the Effective Date of the Plan set forth in Article IX of the Plan may only be waived with the consent of the Debtors and the Required Consenting Stakeholders (such consents not to be unreasonably withheld) without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided, that the condition to the Effective Date of the Plan set forth in Section IX.A.1 may be waived after any applicable appeals period has elapsed with the consent of the Debtors and any one Consenting Stakeholder represented by Akin Gump; provided further, that the condition to the Effective Date of the Plan set forth in Section IX.A.11 may not be waived without the prior written consent of the DIP Facility Agent.

C.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement or the Backstop Commitment Agreement, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (2) prejudice in any manner the rights of any Debtor or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity; provided, that all provisions of the Restructuring Support Agreement or the Backstop Commitment Agreement that survive termination thereof shall remain in effect in accordance with the terms thereof.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

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ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Effective as of the date hereof and subject to the terms of the Restructuring Support Agreement and the Backstop Commitment Agreement: (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order consistent with the terms set forth herein; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim against a Debtor, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims; provided, that the Bankruptcy Court’s jurisdiction with respect to the foregoing shall be on a non-exclusive basis;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

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4. ensure that distributions to Holders of Allowed Claims and Existing Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by a Final Order in the Chapter 11 Cases ,and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.E.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and contracts, instruments, releases, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

11. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

13. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

14. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

15. enforce all orders previously entered by the Bankruptcy Court;

16. hear and determine disputes involving all matters the implementation of the Plan, including the New Second Lien Term Loan to the extent required to adjudicate the foregoing, provided, however, that upon the closing of the relevant facilities and execution of the New Organizational Documents, disputes with respect to the Exit Facility, the Existing L/Cs, the Bank of America Credit Card Program, the New Second Lien Term Loan, and the New Organizational Documents that are not related to the Plan shall otherwise be governed by the jurisdictional, forum selection or dispute resolution clause contained in such document; and

17. hear any other matter not inconsistent with the Bankruptcy Code.

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Notwithstanding the foregoing, the Bankruptcy Court retains jurisdiction, but not exclusive jurisdiction, to determine whether environmental liabilities asserted by any Governmental Unit are discharged or otherwise barred by the Confirmation Order or the Plan, or the Bankruptcy Code. As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit Facility, the Existing L/Cs, the Bank of America Credit Card Program, the New Second Lien Term Loan Agreement, the New Warrant Agreement, and the Registration Rights Agreement shall be governed by the jurisdictional provisions contained therein.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, and subject to the terms of the Restructuring Support Agreement and the Backstop Commitment Agreement, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of the Creditors’ Committee

On the Confirmation Date, the Creditors’ Committee, if any is appointed, shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code, except for the limited purpose of prosecuting requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date by the Creditors’ Committee and its Professionals. The Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to the Creditors’ Committee after the Confirmation Date.

D.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor and Reorganized Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s or Reorganized Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

E.	Reservation of Rights

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

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F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Parker Drilling Company
5 Greenway Plaza, Suite 100
Houston, Texas 77046
Attn: John Edward Menger
Jennifer Simons

with copies to:

Counsel to Debtors	Kirkland & Ellis LLP
Kirkland & Ellis International LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: James H.M. Sprayregen, P.C.
Laura E. Krucks

Kirkland & Ellis LLP
Kirkland & Ellis International LLP
601 Lexington Avenue
New York, New York 10022
Attn: Christopher J. Marcus, P.C.
Brian E. Schartz, P.C.
Matthew C. Fagen

H. Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

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J.	Plan Supplement

After any of such documents included in the Plan Supplement are Filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Solicitation Agent’s website at https://cases.primeclerk.com/parkerdrilling or the Bankruptcy Court’s website at https://www.pacer.gov/.

K.	Non-Severability

If, prior to Confirmation, the Bankruptcy Court holds any term or provision of the Plan to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Required Consenting Stakeholders; and (3) non-severable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of the Restructuring Support Parties and each of their respective Affiliates, agents, representatives, members, principals, equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the Restructuring Support Agreement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: January 23, 2019	PARKER DRILLING COMPANY
on behalf of itself and all other Debtors

/s/ Michael Sumruld
	Name:	Michael Sumruld
	Title:	Chief Financial Officer
Parker Drilling Company

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